Exhibit 10.1

Execution Version

STOCK PURCHASE AGREEMENT

by and among

GOLDEN NUGGET BILOXI, INC.,

AS BUYER,

and

ISLE OF CAPRI CASINOS, INC.,

AS SELLER,

and

RIVERBOAT CORPORATION OF MISSISSIPPI

March 4, 2012

i

4.14	Benefit Plans	31
4.15	Employee and Labor Matters	32
4.16	Absence of Changes or Events	33
4.17	Compliance with Applicable Laws	34
4.18	Environmental Matters	34
4.19	Potential Conflicts of Interest; Affiliate Contracts	35
4.20	Insurance	36
4.21	Suppliers	36
4.22	Brokers	36
4.23	Disclaimer of Other Representations or Warranties	36
Article V	REPRESENTATIONS AND WARRANTIES OF BUYER	36
5.1	Organization, Good Standing, Qualification and Power	37
5.2	Authority; Execution and Delivery; Enforceability	37
5.3	No Conflicts; Consent	37
5.4	Proceedings	38
5.5	Brokers	38
5.6	Investment Intent	38
5.7	Financial Ability to Purchase	38
5.8	Ability to Bear Risk	39
5.9	Licensability of Licensing Affiliates; Required Licensees	39
5.10	Compliance with Gaming Laws	39
5.11	Gaming Laws	40
5.12	Disclaimer of Other Representations or Warranties	40
Article VI	COVENANTS AND AGREEMENTS	40
6.1	Conduct of Business	40
6.2	Access to Information and the Property	43
6.3	Confidentiality	45
6.4	Efforts to Consummate Generally	45
6.5	Regulatory Matters and Cooperation	46
6.6	No Solicitation	46
6.7	Expenses; Transfer Taxes	47
6.8	Publicity	47
6.9	Disclosure Schedules	48

6.10	Employee Matters	48
6.11	Termination of Affiliate Contracts	50
6.12	Isle of Capri and Biloxi Name	50
6.13	Reservations; Chips; Front Money	51
6.14	Buyer’s Right to Make Certain Improvements	52
6.15	Website Links	52
6.16	Transfer of Additional Real Property	52
6.17	Risk of Loss Relating to Real Property	53
6.18	Assumed Indebtedness; Release of Guarantees	54
6.19	Proceedings	55
6.20	Slot Club	55
Article VII	CONDITIONS PRECEDENT	55
7.1	Conditions to Each Party’s Obligations	55
7.2	Conditions to Obligations of Buyer	56
7.3	Conditions to the Obligations of Seller	56
7.4	Frustration of Closing Conditions	57
Article VIII	TERMINATION	57
8.1	Termination of Agreement	57
8.2	Effect of Termination	59
8.3	Application of the Deposit	60
Article IX	SURVIVAL; INDEMNIFICATION	60
9.1	Survival of Representations, Warranties, Covenants and Agreements and Excluded Liability Obligations	61
9.2	Indemnification	61
9.3	Interpretation	62
9.4	Procedure for Claims between Parties	63
9.5	Defense of Third-Party Claims	63
9.6	Limitations on Indemnity	64
9.7	Payment of Damages	65
9.8	Treatment of Indemnification Payments	65
9.9	Exclusive Remedy	65
Article X	TAX MATTERS	66
10.1	Tax Returns	66

10.2	Tax Indemnification Procedures; Contest Provisions	67
10.3	Tax Refunds	67
10.4	Section 338(h)(10) Election	68
10.5	Tax Records	69
10.6	Tax Benefits	69
Article XI	PROPERTY	69
11.1	As Is, Where Is	69
Article XII	GENERAL PROVISIONS	70
12.1	Assignment	70
12.2	No Third-Party Beneficiaries	70
12.3	Notices	70
12.4	Headings	71
12.5	Counterparts	71
12.6	Entire Agreement	71
12.7	Amendments; Extensions and Waivers	72
12.8	Severability	72
12.9	Governing Law	72
12.10	Consent to Jurisdiction	72
12.11	Waiver of Jury Trial	73
12.12	Mutual Drafting	73
12.13	Other Properties	73
12.14	Time of Essence	73
12.15	Specific Performance	73
12.16	Attorneys’ Fees	74
Article XIII	GUARANTY	74
13.1	Buyer Parent Guaranty	74

LIST OF SCHEDULES AND EXHIBITS

Schedules

1.1(a)	Biloxi Leases
1.1(b)	Closing Gaming Approvals
1.1(c)	Excluded Software
1.1(d)	Permitted Liens
1.1(e)	Encumbrances
1.1(f)	Seller Gaming Approvals
1.1(g)	Specified Guarantee
1.1(h)	Transaction Expenses
1.1(i)	Working Capital
3.1(b)	Assumed Indebtedness
3.5(c)	Accounting Policies
3.7(a)(viii)	Third Party Consents
3.8(a)(i)(B)	Excluded Assets
3.9	Excluded Liabilities
4.3	Company Consents
4.4(a)	Capitalization
4.4(b)	Options
4.5(a)	Financial Statements
4.5(b)	Exceptions to Financial Statements
4.5(c)	Undisclosed Liabilities
4.7(a)	Owned Property — Ownership and Use
4.7(b)	Realty Use Rights
4.7(c)	Real Property — Conformity
4.7(e)	Real Property Permits
4.7(f)	Lease Expiration
4.8(a)	Intellectual Property
4.8(b)	Exceptions to Intellectual Property
4.8(c)	Intellectual Property Proceedings
4.8(e)	Software
4.9	Material Contracts
4.9(c)	Material Modifications
4.11	Assets
4.12(a)	Taxes
4.12(b)	Tax Liens
4.13	Proceedings
4.14(a)	Employee Benefit Plans
4.15(a)	Employee and Labor
4.15(b)	Certain Biloxi Employees
4.16	Absence of Changes
4.18(a)	Environmental Matters
4.18(b)	Additional Environmental Permits Required
4.18(d)	Hazardous Substances
4.18(f)	Environmental Violations

v

4.19(a)	Potential Conflicts of Interest
4.19(b)	Affiliate Contracts — Between the Company and Seller
4.20	Insurance
4.21	Suppliers
5.3	Buyer Consents
5.9(a)	Licensed Parties
5.9(b)	Required Licensees
6.1	Conduct of Business
6.1(a)(viii)	Compensation Increases
6.1(a)(x)	Transferred Personal Property and Employees
6.1(a)(xiii)	Marketing Plan
6.1(b)	Capital Expenditures
6.2(f)	IT Services
6.10(b)	Offered Employees
6.10(e)(ii)	Severance Plan
6.18(b)(i)	Guarantees
6.18(b)(ii)	Surety Bonds
6.18(c)	Continuing Seller Obligations
7.1(a)	Governmental Approvals
7.3(e)	Seller Closing Consents
9.2(a)(v)	Indemnifiable Matters

Exhibits

A-1	Additional Real Property
A-2	Owned Real Property
B	Form of Transition Services Agreement
C	Form of Customer Mailer
D	License Agreement

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of March 4, 2012 (the “Signing Date”), by and among Golden Nugget Biloxi, Inc., a Mississippi corporation (“Buyer”), Landry’s, Inc., a Delaware corporation (“Buyer Parent”), Isle of Capri Casinos, Inc., a Delaware corporation (“Seller”), and Riverboat Corporation of Mississippi, a Mississippi corporation (the “Company”); provided, however, that Buyer Parent shall be a party to this Agreement solely for the purposes of Article XIII.

WHEREAS, Seller and its Subsidiaries are, among other things, engaged in the business of owning, operating, managing and/or otherwise conducting the business of hotel and gaming resorts and operations relating thereto in Biloxi, Mississippi through the Company (the “Business”);

WHEREAS, Seller owns of record 100 shares (the “Shares”) of common stock of the Company, which are all of the issued and outstanding shares of capital stock of the Company;

WHEREAS, the Board of Directors of Seller has determined that it is advisable and in the best interests of Seller for Buyer to acquire the Company upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, in furtherance of the acquisition of the Company by Buyer, Seller shall transfer to Buyer the Shares.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINED TERMS; RULES OF CONSTRUCTION

1.1          Defined Terms.

Capitalized terms used herein but not defined have the respective meanings given to such terms below.

“Accounting Firm” has the meaning set forth in Section 3.5(f).

“Accounting Policies” has the meaning set forth in Section 3.5(c).

“Accrued Rent Payable Amount” has the meaning set forth in Section 3.4(d).

“Acquisition Proposal” means a (i) proposal or offer from any Person (other than Buyer) relating to an acquisition of the Business or the Company, its material assets, or any portion of the Biloxi Property, other than the transaction with Buyer or (ii) proposal or offer from any Person (other than Buyer) to purchase the Shares or any other Equity Securities of the Company.

“Actual Working Capital” has the meaning set forth in Section 3.6.

“Additional Real Property” means those certain tracts or parcels of land described on Exhibit A-1, together with all rights and appurtenances related thereto including all utility capacity and development rights and entitlements.

“ADSP” has the meaning set forth in Section 10.4(b).

“ADSP Allocation Schedule” has the meaning set forth in Section 10.4(b).

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) includes the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, by ownership of securities, contract, credit arrangement or otherwise.

“Affiliate Contracts” has the meaning set forth in Section 4.19(b).

“Agreement” has the meaning set forth in the Preamble.

“Annual Bonus Arrangement” has the meaning set forth in Section 6.10(e)(i).

“Applicable Laws” means all applicable federal, state, local or foreign laws, statutes, codes, ordinances, rules, regulations, ordinances, directives, judgments, orders (judicial or administrative), decrees, injunctions, writs, stipulations, awards or arbitration awards of any Governmental Entity or any similar provisions having the force or effect of law, including the Gaming Laws.

“Assumed Indebtedness” has the meaning set forth in Section 3.1(b)(vi).

“Balance Sheets” has the meaning set forth in Section 4.5(a)(i).

“Benefit Plan” means every “employee benefit plan” (as defined in Section 3(3) of ERISA), “specified fringe benefit plan” (as defined in Section 6039D of the Code), and other benefit arrangement, including each separation pay, severance, employee assistance, termination, out-placement, salary continuation, supplemental unemployment, layoff, bonus, incentive, stock option, stock appreciation right, stock bonus, stock purchase, restricted stock, employee stock ownership, stock or equity-based compensation, change of control, “parachute,” retention, savings, retirement, pension, profit sharing, deferred compensation, health, medical, hospitalization, prescription, vision, dental, life insurance, death benefit, disability, accident, group-insurance, flexible spending account, cafeteria, dependent care, reimbursement, elective deferral, vacation, holiday, leave, paid-time-off, education, fringe benefit, welfare, employment, collective bargaining, employee leasing, employee loan, non-competition, consulting, indemnification, compensation and/or benefit plan, contract, program, fund, policy, practice, arrangement and understanding, whether or not written or subject to any provisions of ERISA, for any current or former employee, consultant, director, independent contractor or other service provider and/or their respective dependents and beneficiaries.

“Benefit Related Agreement” means any insurance annuity, funding, administration, recordkeeping, advisory, management or service agreement or contract which is ancillary to any Company Benefit Plan and under or with respect to which the Company may have any Liability.

“Biloxi Database” means that portion of the Customer Database containing information with respect to (i) those former and current customers of the Biloxi Property, including their names, all contact information available and information, if any, with respect to their consumption and gambling tendencies, who have gambled or wagered only at the Biloxi Property in the last five (5) years and (ii) those customers who have gambled or wagered at the Biloxi Property in the last twelve (12) months as reflected in the Customer Database (which records shall include their names, all contact information available and, as to gambling and wagering, only the information related to such customers’ activity at the Biloxi Property).

“Biloxi Leases” means those leases listed on Schedule 1.1(a).

“Biloxi Property” means (i) the hotel and casino located at the real estate owned or leased by the Company or Seller in Biloxi, Mississippi, (ii) any property leased or owned by Seller or the Company or any of their respective Affiliates that is used or held for use primarily in connection with the business conducted at such hotel and casino, including the property subject to the Biloxi Leases and the Additional Real Property and (iii) any fixtures at all such Biloxi Property described in clauses (i) and (ii) above and owned by Seller, the Company or any of their respective Affiliates.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions within the State of Mississippi are not required to be open.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnified Party” and “Buyer Indemnified Parties” have the meaning set forth in Section 9.2(a).

“Buyer Parent” has the meaning set forth in the Preamble.

“Cap” has the meaning set forth in Section 9.6(a)(ii)(y).

“Cash” means all cash, cash equivalents and liquid instruments of the Company.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Gaming Approvals” means the Gaming Approvals that Buyer and its Affiliates are required to obtain under applicable Gaming Laws in order to consummate the Transactions, including the approvals set forth on Schedule 1.1(b).

“Code” means the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” means a Benefit Plan (i) adopted, sponsored, contributed to (or required to be contributed to) or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate is a party, and benefitting, designed to benefit or otherwise relating to any current or former employee, consultant, director, independent contractor or other service provider of the Company and/or their respective dependents and beneficiaries, or (ii) with respect to which the Company has or would reasonably be expected to have any Liability.

“Company Guarantees” has the meaning set forth in Section 6.18(c).

“Company Stock” means the issued and outstanding common stock of the Company.

“Company Surety Bonds” has the meaning set forth in Section 6.18(c).

“Confidentiality Agreement” has the meaning set forth in Section 6.3.

“Continuing Employees” has the meaning set forth in Section 6.10(a).

“Contract” means any contract, agreement, loan or credit agreement, note, bond, guaranty, mortgage, indenture, instrument, lease, sublease, purchase order or other contract agreement, commitment or license, whether written or oral, to which the Company is a party or by which the Company or any of its assets or property are bound.

“Customer Database” means all customer lists, customer databases and historical records with respect to the customers of Seller’s and its Subsidiaries’ casino hotel properties collected or maintained by or on behalf of Seller or its Subsidiaries; provided, however, that it is understood that Seller and its Subsidiaries have and will continue to purge customer information and records consistent with their past practices.

“Damages” has the meaning set forth in Section 9.2(a).

“Deposit” has the meaning set forth in Section 3.2.

“Derived Financial Statements” has the meaning set forth in Section 4.5(a)(i).

“Dispute Resolution Procedure” has the meaning set forth in Section 3.5(f).

“Effective Time” means 12:01 a.m., Biloxi time, on the Closing Date.

“Eminent Domain Notice” has the meaning set forth in Section 6.17(c).

“Enterprise Value” has the meaning set forth in Section 3.1(a).

“Environmental Law” means any Applicable Law enacted and in effect on or prior to the Closing Date relating to pollution or protection of the environment, or to Hazardous Substances.

“Equity Securities” means, with respect to a Person, any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock or any other rights, warrants or options to acquire any of the foregoing securities of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any person or entity or any trade or business (whether or not incorporated) which is or has ever been under common control, or which is or has ever been treated as a single employer, with the Company under Section 414 of the Code.

“Estimated Closing Statement” has the meaning set forth in Section 3.5(a).

“Estimated Working Capital” has the meaning set forth in Section 3.5(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Liabilities” has the meaning set forth in Section  3.9.

“Excluded Software” means any proprietary computer software used by Seller or any of its Affiliates (including the Company) in the operation of their respective businesses, including any proprietary casino management computer software developed by Seller or any of its Affiliates (including the Company), which Excluded Software is described on Schedule 1.1(c).

“Exclusive Customers” means those former and current customers listed on the Biloxi Database who have gambled or wagered only at the Biloxi Property in the last five (5) years.

“Expiration Date” has the meaning set forth in Section 8.1(b).

“Family Member” means as to any individual, any parent, spouse, child, spouse of a child, brother or sister of such individual, and each trust created for the benefit of one or more of such Persons.

“Final Closing Statement” has the meaning set forth in Section 3.5(g).

“Final Determination Date” has the meaning set forth in Section 3.5(g).

“Final Purchase Price” has the meaning set forth in Section 2.1.

“Financial Statements” has the meaning set forth in Section 4.5(a)(ii).

“Front Money” means all money stored on deposit at the Biloxi Property cage belonging to, and stored in an account for, any Person.

“GAAP” means United States generally accepted accounting principles.

“Gaming Approvals” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority necessary for or relating to the conduct of the Business by any party hereto or any of its Affiliates, including the ownership, operation, management and development of the Biloxi Property.

“Gaming Authorities” means those Governmental Entities and officials responsible for, or involved in, the regulation of gaming or gaming activities or the sale of liquor in any jurisdiction, including within the State of Mississippi, specifically, the Mississippi Gaming Commission, the Mississippi Department of Revenue and all other regulatory and licensing bodies with authority over gaming in the State of Mississippi and its political subdivisions.

“Gaming Laws” mean all laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming within the State of Mississippi, including the Gaming Control Act, as codified in Chapter 76 of Title 75 of the Mississippi Code of 1972, as amended from time to time, and the regulations of the Mississippi Gaming Commission promulgated thereunder, as amended from time to time.

“Gaming License” means the gaming license issued by the Mississippi Gaming Commission to the Company authorizing the conduct of gaming operations of the casino in Biloxi, Mississippi.

“Governmental Approvals” means those consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Seller or Buyer or any of their respective Affiliates or any of their respective Representatives to avoid any Proceeding by any Governmental Entity in connection with the authorization, execution and delivery of, and the performance of, this Agreement and the Related Documents and the consummation of the transactions governed herein and therein, including (i) consent of the landlords that are Governmental Entities under the Biloxi Leases to the sale of Shares to Buyer, (ii) Gaming Approvals and (iii) all necessary filings and submissions required under Applicable Laws.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, arbitral body, administrative or regulatory agency, board or commission or other governmental authority or instrumentality, domestic or foreign.

“Guarantees” has the meaning set forth in Section 6.18(b).

“Hazardous Substance” means any material defined as a toxic or hazardous substance pursuant to 42 U.S.C. § 9601(14).

“Indebtedness” means, with respect to a Person and without duplication, the aggregate amount (including the current portions thereof) of (a) all outstanding indebtedness of such Person for borrowed money, (b) all outstanding indebtedness of such Person for the deferred purchase price of property or services represented by a note or other security, (c) all outstanding obligations under leases which shall have been or must be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee and (d) any Liability in respect of interest, fees or other charges in respect of any indebtedness referred to in clauses (a) through (c) above; provided, however, that in no event shall Indebtedness be deemed to include any sale-leaseback arrangements entered into by such Person.

“Indemnified Party” and “Indemnified Parties” have the meaning set forth in Section 9.4.

“Indemnifying Party” and “Indemnifying Parties” have the meaning set forth in Section 9.4.

“Initial Payment Calculation Amount” has the meaning set forth in Section 3.1(b).

“Intellectual Property” means all worldwide intellectual property rights, including rights in patents, patent applications, registered and unregistered trademarks, trademark registration applications, tradenames, service marks, service mark registration applications, trade dress, logos and designs, domain names, copyrights, copyright registration applications and trade secrets.

“IRS” means the Internal Revenue Service.

“IsleOne Players Club Card” means the “IsleOne Players Club Card” held by customers of the Biloxi Property.

“Knowledge of Buyer” means the actual knowledge, after due inquiry, of each Tilman Fertitta (Chief Executive Officer and President), Rick Liem (Executive Vice President and Chief Financial Officer), Kelly Roberts (Chief Administration Officer, Hospitality and Gaming Division) and Steven Scheinthal (Executive Vice President and General Counsel).

“Knowledge of the Company” means the actual knowledge, after due inquiry, of each of Bill Gregory (Director of Finance), Eric Hausler (Chief Strategic Officer), Chris Latil (Senior Director, Finance), Sean Nesbit (Senior Director, Financial Analysis) and Doug Shipley (General Manager).

“Latest Balance Sheet” has the meaning set forth in Section 4.5(a)(ii).

“Leased Real Property” has the meaning set forth in Section 4.7(a).

“Liability” means any debt, loss, damage, adverse claim, fine, penalty, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise).

“License Agreement” has the meaning set forth in Section 6.12(b)(y).

“Licensed Parties” has the meaning set forth in Section 5.9(a).

“Licensing Affiliates” has the meaning set forth in Section 5.9(b)(i).

“Liens” means mortgages, liens, security interests, pledges, easements, rights of first refusal, options, restrictions or encumbrances of any kind.

“Liquor Laws” means the laws, rules, regulations and orders applicable to or involving the sale or distribution of liquor as in effect from time to time, including the policies, interpretations and administration thereof by the applicable Governmental Entities.

“Markers” means, as it relates to Seller, any “credit instrument”, “counter checks” and other checks issued pursuant to Section 75-76-5(g) of the Mississippi Gaming Control Act and Section VII P of the Mississippi Administrative Code, entitled “Credit Play.”

“Marketing Plan” has the meaning set forth in Section 6.1(a)(xiii).

“Material Adverse Effect” means any event, series of events, change, effect or circumstance that has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company; provided, however, that in no event shall any of the following constitute or be deemed to contribute to a Material Adverse Effect, or otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:  (a) any event, change, effect or circumstance resulting from or relating to changes in economic or financial conditions generally (including changes in interest or exchange rates or commodities prices) or a decrease in Seller’s or its Subsidiaries’ credit rating (provided that this clause (a) shall not prevent or otherwise affect a determination that any event, change, effect or circumstance underlying such failure has resulted in, or contributed to, a Material Adverse Effect); (b) any event, change, effect or circumstance that affects the gaming industry generally or the Biloxi, Mississippi market specifically; (c) any event, change, effect or circumstance resulting from or relating to the negotiation, execution or public announcement of this Agreement or the pendency or consummation of the Transactions (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers or employees); (d) any event, change, effect or circumstance from or relating to any national or international political or social conditions, including any act of war, sabotage or terrorism, or any escalation or worsening thereof, and including the engagement by the United States in hostilities or the escalation thereof, in each case whether or not pursuant to the declaration of a national emergency or war (except, in each case, to the extent such event, change, effect or circumstance disproportionately affects the Company relative to the other participants in the gaming industry); (e) hurricanes, tornados or other natural disasters or the release of any Hazardous Substance or petroleum substance (including crude oil) from any location other than the Owned Real Property, the Additional Real Property or the Leased Real Property (except, in each case, to the extent such event, change, effect or circumstance disproportionately affects the Company relative to the other participants in the gaming industry); (f) any change in GAAP or Applicable Law (or the effects of any changes in the manner of enforcement of any Applicable Law); (g) any event, change, effect or circumstance resulting from any action taken by Seller or its Affiliates as expressly permitted or required by this Agreement or with the express written consent of Buyer (including under Section 6.14), or any failure by Seller to take any action as a result of the restrictions set forth in Section 6.1 of this Agreement; (h) any failure by Seller or any of its Subsidiaries to meet any revenue, earnings or other financial projection or forecast (provided that this clause (h) shall not prevent or otherwise affect a determination that any event, change, effect or circumstance underlying such failure has resulted in, or contributed to, a Material Adverse Effect); and (i) any event, change, effect or circumstance that has a material adverse effect on the business, financial condition or results of operations of the Company, which is cured on or prior to the Closing Date.

“Material Contract(s)” has the meaning set forth in Section 4.9(a).

“Minimum Amount” has the meaning set forth in Section 9.6(a)(i).

“Minimum Cash on Hand” means Cash in an amount equal to $3,000,000.

“Notice” has the meaning set forth in Section 9.4.

“Notice of Disagreement” has the meaning set forth in Section 3.5(d).

“Offered Employee” has the meaning set forth in Section 6.10(b).

“Organizational Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs (including any certificate and/or articles of incorporation or organization, certificate of formation, constitutional documents, by-laws, partnership agreement and operating agreement), in each case, as amended through the Signing Date.

“Other Property” and “Other Properties” have the meaning set forth in Section 4.9(c)(ii).

“Owned Real Property” has the meaning set forth in Section 4.7(a).

“Permits” has the meaning set forth in Section 4.10(a).

“Permitted Liens” means: (a) those Liens set forth on Schedule 1.1(d); (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business; (c) Liens arising under original purchase price conditional sales contracts with third parties entered into in the ordinary course of business; (d) Liens for Taxes that are not due and payable or that are being contested in good faith by appropriate Proceedings; (e) Liens created or approved by Buyer; (f) zoning and subdivision ordinances and other Applicable Laws that do not materially impair the use of such property or assets for the purposes for which they are held; (g) the Biloxi Leases; (h) rights of tenants, as tenants only, under operating leases existing as of the Signing Date (and any extensions or renewals permitted by their terms) or any and all other leases entered into in accordance with the terms of this Agreement and rights of guests in possession or holding reservations for future use or occupancy of the Biloxi Property; (i) with respect to Intellectual Property, licenses made in the ordinary course of business in accordance with the terms of this Agreement; or (j) easements, leases, reservations or other rights of others in, or other imperfections of title or encumbrances, if any, that do not, individually or in the aggregate, materially impair the continued use and operation of the Company’s assets in the conduct of the Business as presently conducted and are set forth on Schedule 1.1(e); provided, however, in no event shall Permitted Liens include (1) any liens securing any type of Indebtedness of Seller or any of its Affiliates (including the Company) unless such liens will be released at Closing and then only to the extent such liens are released or (2) the Assumed Indebtedness.

“Person” shall be construed in the broadest sense possible and means and includes an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Prepaid Rent Amount” has the meaning set forth in Section 3.4(d).

“Proceeding” means any claim by any Person or any action, suit, litigation or proceeding before any Governmental Entity.

“Proposed Closing Statement” has the meaning set forth in Section 3.5(b).

“Real Property” means any land and the structures, improvements, buildings, and fixtures located thereon, any and all mineral rights (including surface and subsurface), and all of interests in real property, including all leaseholds, easements, rights-of-way, rights, liberties, privileges, hereditaments, water rights, licenses and other interests in real property including the Additional Land and the property subject to the Biloxi Leases.

“Realty Use Rights” has the meaning set forth in Section 4.7(b).

“Registered Intellectual Property” means all issued patents, pending patent applications, registered trademarks and service marks, pending applications for registration of trademarks or service marks, registered copyrights, pending applications for registration of copyrights, and Internet domain name registrations, in each case owned, filed or applied for by or on behalf of the Company.

“Related Documents” means the Confidentiality Agreement, the Transition Services Agreement and the License Agreement.

“Released Party” and “Released Parties” have the meaning set forth in Section 6.18(b).

“Representatives” means, as to any Person, such Person’s Affiliates and its and their directors, officers, members, employees, agents, advisors (including financial advisors, counsel and accountants), shareholders, owners and controlling Persons.

“Required Licensees” has the meaning set forth in Section 5.9(b).

“Returns” means, collectively, returns, declarations of estimated Tax, Tax reports, information returns and statements relating to any Taxes with respect to any income, assets or operations of the Company, including any schedule or attachment thereto and including any amendment thereof.

“Schedule(s)” has the meaning set forth in Section 6.9(a).

“Section 338(h)(10) Election” has the meaning set forth in Section 10.4(a)(i).

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the Preamble.

“Seller Ad Valorem Tax Amount” has the meaning set forth in Section 3.4(b).

“Seller Gaming Approvals” means the Gaming Approvals that Seller and its Affiliates are required to obtain under applicable Gaming Laws in order to consummate the Transactions, including the approvals set forth on Schedule 1.1(f).

“Seller Indemnified Party” and “Seller Indemnified Parties” have the meaning set forth in Section 9.2(b).

“Shares” has the meaning set forth in the Recitals.

“Specified Guarantee” means the Guarantee set forth on Schedule 1.1(g).

“Signing Date” has the meaning set forth in the Preamble.

“Straddle Period” has the meaning set forth in Section 10.1(b).

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which is owned directly or indirectly by such first Person).

“Surety Bonds” has the meaning set forth in Section 6.18(b).

“Survival Period” has the meaning set forth in Section 9.1.

“Target Working Capital” means $-62,000 (negative sixty-two thousand dollars).

“Tax” or “Taxes” means, with respect to any Person, all income taxes (including any tax on or based upon net income, gross income, or income as specially defined, or earnings, profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment or windfall profits taxes, alternative or add-in minimum taxes, customs duties or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority on such Person.

“Tax Benefit” has the meaning set forth in Section 10.6.

“Tax Claim” has the meaning set forth in Section 10.2(a).

“Termination of Affiliate Contracts” has the meaning set forth in Section 6.11.

“Third Party Intellectual Property” means Intellectual Property owned by any Person, other than the Company.

“Third-Party Claim” has the meaning set forth in Section 9.5.

“Threshold” has the meaning set forth in Section 9.6(a)(ii).

“Transaction Expenses” means (without duplication and solely to the extent any of the following obligations (i) has not been paid by the Company immediately prior to the Closing and (ii) is not included as a current liability in the Working Capital) any and all (a) investment banking fees in connection with the Transactions, (b) any payments including severance, stay bonuses or change of control payments payable to any employee of the Company or Seller as a result of the consummation of the Transactions, including any payments under the Company Benefit Plans and payments under employment agreements or other Contracts, in each case, as set forth on Schedule 1.1(h), but specifically excluding any post-Closing severance payments payable by Buyer pursuant to Section 6.10(e)(ii), (c) legal, accounting and other out-of-pocket expenses incurred by the Company in connection with the Transactions and (d) any payment required to be paid to any Person in connection with the consummation of the Transactions including any consent fee, transfer fee or change of control fee, but excluding any software or technology licensing fee and excluding any payments required in connection with obtaining consent from the City of Biloxi and the State of Mississippi under the Biloxi Leases.  For the avoidance of doubt, Transaction Expenses excludes any Transfer Taxes.

“Transactions” means the transactions contemplated by this Agreement and the Related Documents.

“Transfer Taxes” has the meaning set forth in Section 6.7(b).

“Transition Services Agreement” means the transition services agreement substantially in the form attached hereto as Exhibit B.

“Working Capital” means (a) the current assets (including Minimum Cash on Hand) of the Company set forth on Schedule 1.1(i), less (b) the current liabilities of the Company set forth on Schedule 1.1(i) (but excluding (i) Transaction Expenses and (ii) Indebtedness (both the current and long term portions)), in each case as of close of business on the Closing Date and calculated pursuant to the Accounting Policies and in accordance with Section 3.4.  An example of the application of this Working Capital definition as of a hypothetical Closing Date is set forth on Schedule 1.1(i).

1.2  Rules of Construction.

Unless otherwise indicated, any reference in this Agreement to any Article, Section, clause, Schedule or Exhibit shall be to the Articles, Sections and clauses of, and Schedules and Exhibits to, this Agreement.  The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.”  Unless otherwise specified, any reference to “days” shall refer to calendar days.  Any reference to the masculine, feminine or neuter gender shall include each other gender and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires.  All Exhibits and Schedules annexed hereto or referred to herein are incorporated in and made a part of this Agreement as if set forth in full herein.

ARTICLE II

PURCHASE OF SHARES; CLOSING

2.1  Purchase and Sale of Shares.

On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of the Shares.  At the Closing, the Shares shall be transferred or otherwise conveyed to Buyer free and clear of all Liens, excepting only restrictions on the subsequent transfer of the Shares as may be imposed under Applicable Laws.  In consideration of the purchase and sale of the Shares and the execution and delivery of the other agreements of Seller, Buyer and other Persons upon the terms of this Agreement, at the Closing, Buyer shall pay the Initial Payment Calculation Amount, subject to further adjustment post-Closing pursuant to Section 3.1 (as so adjusted in Section 3.5, the “Final Purchase Price”); provided, that if no adjustment is made post-Closing to the Initial Payment Calculation Amount pursuant to Section 3.1, the Initial Payment Calculation Amount shall be the Final Purchase Price for purposes of this Agreement.

2.2  Closing.

The closing of the Transactions (the “Closing”) shall take place at the offices of Andrews Kurth LLP in Houston, Texas or such other place as Buyer and Seller may mutually agree, no later than the third (3rd) Business Day after all of the conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their terms are intended to be satisfied at the Closing, including Buyer’s receipt of the applicable agreements, documents and items specified in Section 3.7(a)), it being understood that the Closing shall not take place unless the condition set forth in Section 7.3(e) shall have been satisfied or Seller shall have waived such condition, or such other time as Buyer and Seller may mutually agree (the date on which the Closing takes place being referred to herein as the “Closing Date”).

ARTICLE III

CONSIDERATION

3.1  Total Consideration.

(a)  Subject to the other terms and provisions of this Section 3.1, the total consideration to be paid by Seller for the Shares shall be based on an enterprise value for the Company of Forty-Five Million and No/100ths Dollars ($45,000,000.00) (the “Enterprise Value”).

(b)  The “Initial Payment Calculation Amount” means an amount equal to the following:

(i)      the Enterprise Value, plus

(ii)     the amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital, less

(iii)    the amount, if any, by which the Estimated Working Capital is less than the Target Working Capital, less

(iv)    the Transaction Expenses, less

(v)     the amount of the Deposit, less

(vi)    in the event Buyer elects to assume the Indebtedness described on Schedule 3.1(b), as more fully provided in Section 6.18, the amount of the outstanding principal of such Indebtedness (the “Assumed Indebtedness”), less

(vii)   the amount of such insurance proceeds, if any, payable to Buyer pursuant to Section 6.17(b), less

(viii)  the amount of such condemnation or eminent domain proceeds, if any, payable to Buyer pursuant to Section 6.17(c), less

(ix)    the Seller Ad Valorem Tax Amount, plus

(x)     the amount, if any, by which the Prepaid Rent Amount exceeds the Accrued Rent Payable Amount, less

(xi)    the amount, if any, by which the Prepaid Rent Amount is less than the Accrued Rent Payable Amount.

3.2  Deposit.

Concurrently with the execution and delivery of this Agreement by the parties hereto, Buyer has deposited an amount in cash equal to Four Million Five Hundred Thousand and No/100ths Dollars ($4,500,000.00) (such amount, including the interest accrued thereon, the “Deposit”) with Seller.

3.3  Payments at Closing.

(a)  At the Closing, Seller shall deliver evidence reasonably satisfactory to Buyer that any and all Liens (other than state and federal securities law restrictions, Gaming Law restrictions and restrictions contained in the Company’s Organizational Documents) on the Shares or the assets of the Company have been or will be released as of the Closing Date, such as a payoff letter executed by the applicable lender evidencing that, upon repayment of the outstanding applicable indebtedness, any and all Liens (other than state and federal securities law restrictions, Gaming Law restrictions and restrictions contained in the Company’s Organizational Documents) on the Shares or the assets of the Company securing such indebtedness thereunder shall be released.

(b)  At the Closing, Buyer shall pay each payee owed any portion of the Transaction Expenses, by wire transfer of immediately available United States funds to one or more bank accounts designated by the Company (as previously designated to the Company by each such payee), the respective amount of Transaction Expenses owed to such payee.

(c)  At the Closing, Buyer shall deliver to Seller the Initial Payment Calculation Amount and, upon such delivery, Seller shall be entitled to retain, and Buyer shall have no further claim to, the Deposit.

3.4  Working Capital Calculation.

(a)  At the Effective Time, Seller shall conduct a cash count and the drop for one hundred percent (100%) of the Company’s gaming device “hoppers” and a Representative of Buyer may, subject to applicable Gaming Laws, if any, be present to observe such cash count and hopper drop if it so elects.  Such cash count and hopper drop shall be conclusive and binding upon Seller and Buyer and shall be used in the preparation of Working Capital.

(b)  All real and personal property Taxes and similar ad valorem obligations related to the assets of the Company including all Owned Real Property (including the Additional Real Property) for any Straddle Period shall be prorated separately on a per diem basis as of the end of the Closing Date using the latest available rates, values and assessments, and shall not be included in the determination of Working Capital, with Seller being responsible for all such amounts applicable to periods prior to the Closing Date (the “Seller Ad Valorem Tax Amount”); provided, however, that not withstanding the terms of this Agreement, the Taxes described above shall be reprorated on a per diem basis when actual rates, values and assessments are finally determined, with Seller being responsible for all such amounts applicable to periods ending on or prior to the Closing Date and Buyer being responsible for all such amounts applicable to periods after the Closing Date (and payments shall be made between Buyer and Seller to effectuate such responsibility).

(c)  All Company utility (which shall include water, gas, electric, sewer, fuel and the like) meters shall be read, to the extent that the utility company will do so, during the daylight hours on the Closing Date (or as near as practicable prior thereto), with charges to that time accrued as a current liability for purposes of calculating Working Capital.  Prepaid utility charges shall be prorated on a per diem basis based upon the last available invoice therefor as of the Closing, and any prorated share thereof (which shall be determined on a per diem basis from the Closing to the end of the relevant period) shall be included as a current asset for purposes of calculating Working Capital.  Charges for utilities which are un-metered, or the meters for which have not been read on the Closing Date, will be accrued as a current liability of Working Capital as of the Effective Time.

(d)  The aggregate amount of all prepaid rents as of the Closing Date in respect of all leases, including the Biloxi Leases, shall be prorated separately on a per diem basis as of the end of the Closing Date, with Seller receiving a credit (as contemplated by Sections 3.1(b)(x) and 3.1(b)(xi), as applicable) for all such amounts applicable to the periods after the Closing Date (the “Prepaid Rent Amount”), and the aggregate amount of all accrued rents payable as of the Closing Date in respect of all leases, including the Biloxi Leases, shall be prorated separately on a per diem basis as of the end of the Closing Date, with Seller being responsible for (as contemplated by Sections 3.1(b)(x) and 3.1(b)(xi), as applicable) all such amounts applicable to periods prior to the Closing Date (the “Accrued Rent Payable Amount”).  Prepaid rents and accrued rents payable in respect of all leases, including the Biloxi Leases, shall not be included in the determination of Working Capital.  From and after the Closing, Buyer shall be liable for and pay to the applicable Person when due all amounts in respect of the Accrued Rent Payable Amount.

3.5  Delivery of Estimated Closing Statement and Proposed Closing Statement.

(a)  No less than ten (10) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth a good faith estimate of the Working Capital as of close of business on the Closing Date (the “Estimated Working Capital”).

(b)  As promptly as practicable, but no later than sixty (60) days immediately following the Closing Date, Buyer shall deliver to Seller a statement setting forth a good faith determination of the Working Capital as of close of business on the Closing Date (the “Proposed Closing Statement”).  Buyer shall and shall cause the Company and their respective employees and agents to assist Seller and its agents in their review of the Proposed Closing Statement and shall provide Seller and its Representatives access upon reasonable notice and at all reasonable times to the personnel, properties, books and records of the Company for such purpose and for the other purposes set forth in this Section 3.5, in each case, without cost to Seller or its Representatives.

(c)  Unless otherwise agreed upon by Buyer and Seller (or as set forth in this Section 3.5(c)), the Estimated Closing Statement, the Proposed Closing Statement and the Final Closing Statement shall be prepared in accordance with GAAP applied in a manner consistent with the same accounting principles, policies, methodologies or procedures as set forth on Schedule 3.5(c) (the “Accounting Policies”).  Unless otherwise agreed upon by Buyer and Seller, in calculating the component line items of Working Capital, no effect shall be given to (i) the Transactions or the financing thereof, (ii) any purchase accounting or other similar adjustments resulting from the consummation of the Transactions or (iii) any accrual with respect to Transaction Expenses.

(d)  In the event Seller disputes any matter set forth on the Proposed Closing Statement, Seller shall notify Buyer in writing of its objections within forty-five (45) days after receipt of the Proposed Closing Statement and shall set forth, in writing and in reasonable detail, the reasons for Seller’s objections (a “Notice of Disagreement”).

(e)  During the fifteen (15) days immediately following the delivery of any Notice of Disagreement, Buyer and Seller shall seek in good faith to resolve any differences that they may have with respect to any matter specified in such Notice of Disagreement.  During such period, Buyer and Seller and their respective Representatives shall each have access to the other party’s working papers, trial balances and similar materials prepared in connection with the other party’s preparation of the Proposed Closing Statement and the Notice of Disagreement, as the case may be.  Any agreement between Buyer and Seller shall be set forth in a written resolution executed by Buyer and Seller.  The matters set forth in any such written resolution shall be final and binding on the parties on the date of such written resolution.

(f)  If, at the end of such fifteen (15) day period specified in Section 3.5(e), Buyer and Seller have not been able to resolve, in writing, all differences that they may have with respect to any matter specified in such Notice of Disagreement, Buyer and Seller shall submit to a mutually agreed upon accounting firm (the “Accounting Firm”) for review and resolution of any and all matters that remain in dispute (and as to no other matter), and the Accounting Firm shall reach a final, binding resolution of all matters that remain in dispute, which final resolution shall not be subject to collateral attack for any reason (other than fraud or manifest error) and shall be (i) in writing and signed by the Accounting Firm, (ii) within the range of the amount contested by Seller and Buyer, (iii) furnished to Buyer and Seller as soon as practicable after the items in dispute have been referred to the Accounting Firm, which shall not be more than forty-five (45) days (unless Buyer, Seller and Accounting Firm agree upon a later date) after such referral, (iv) made in accordance with this Agreement and the Accounting Policies and (v) conclusive and binding upon the parties on the date of delivery of such written resolution.  Buyer, the Company and Seller agree to execute, if requested by the Accounting Firm, a reasonable engagement letter in customary form and shall cooperate fully with the Accounting Firm and promptly provide all documents and information requested by the Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable.  The procedure outlined in this Section 3.5(f) is referred to as the “Dispute Resolution Procedure”.

(g)  The Proposed Closing Statement shall become the “Final Closing Statement” (i) on the forty-sixth (46th) day following the delivery of the Proposed Closing Statement if a Notice of Disagreement has not been timely delivered by Seller to Buyer, (ii) with such changes as are necessary to reflect matters resolved pursuant to any written resolution executed pursuant to Section 3.5(e) or otherwise, on the date such resolution is executed, if all outstanding matters are resolved through such resolution and (iii) with such changes as are necessary to reflect the Accounting Firm’s resolution of matters in dispute, on the date the Accounting Firm delivers its final, binding resolution pursuant to Section 3.5(f); provided, that in the event Buyer does not deliver to Seller the Proposed Closing Statement by the sixtieth (60th) day immediately following the Closing Date, then on the sixty-first (61st) day following the Closing Date, the Estimated Closing Statement shall become the Final Closing Statement.  The date on which the Proposed Closing Statement, or the Estimated Closing Statement, as applicable, shall become the Final Closing Statement pursuant to the immediately foregoing sentence is referred to as the “Final Determination Date”.

(h)  Buyer and Seller shall each pay their own costs and expenses incurred in connection with such Dispute Resolution Procedure, if any; provided, that each of Seller and Buyer shall pay fifty percent (50%) of the fees and expenses of the Accounting Firm.

3.6  Payment of Working Capital Adjustment.

If the Working Capital set forth in the Final Closing Statement (the “Actual Working Capital”) is greater than the Estimated Working Capital, Buyer shall pay to Seller the amount of such excess, within five (5) Business Days of the Final Determination Date, by wire transfer of immediately available United States funds.  If the Estimated Working Capital is greater than the Actual Working Capital, Seller shall pay to Buyer the amount of such excess, within five (5) Business Days of the Final Determination Date, by wire transfer of immediately available United States funds.

3.7  Deliveries at Closing.

(a)  At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(i)      one or more certificate(s) representing the Shares, duly endorsed or accompanied by stock powers duly executed in blank and otherwise in a form satisfactory to Buyer for transfer on the books of the Company (with any requisite transfer Tax stamps attached by Seller);

(ii)     an executed receipt for the Initial Payment Calculation Amount;

(iii)    copies of the Articles of Incorporation of the Company, certified as of a date within five (5) Business Days of the Closing Date by the Secretary of State of the State of Mississippi;

(iv)    (A) a copy, certified by the Secretary of Seller, of the resolutions of its Board of Directors authorizing the execution and delivery of this Agreement and the Related Documents, and consummation of the Transactions, and in each case such resolutions shall be in full force and effect and not revoked and (B) a copy, certified by the Company’s secretary, of the Company’s Bylaws;

(v)     a good standing certificate (or its equivalent) for the Company issued by the Secretary of State of the State of Mississippi, dated as of a date within five (5) Business Days prior to the Closing Date;

(vi)    the original stock and corporate minutes books (or their equivalent) of the Company;

(vii)   duly executed resignations effective as of the Closing Date from such directors and officers of the Company as Buyer shall have requested in writing not less than five (5) Business Days prior to the Closing Date;

(viii)  duly executed copies of the third party consents set forth on Schedule 3.7(a)(viii);

(ix)    true and complete copies of the documents described in Section 3.3(a);

(x)     evidence in form and substance reasonably satisfactory to Buyer that (i) the Company Guarantees have been terminated or Seller or one of its Affiliates (other than the Company) has been substituted in all respects for the Company thereunder so that the Company has been fully released thereunder and (ii) the Company Surety Bonds have been issued on behalf of Seller or one of its Affiliates (other than the Company), in each case in accordance with Section 6.18(b);

(xi)    duly executed copies of documentation evidencing the Termination of Affiliate Contracts;

(xii)    evidence in form and substance reasonably satisfactory to Buyer that all assets, including all Real Property, owned or used by the Company no longer secures any Indebtedness;

(xiii)   an executed counterpart of the Transition Services Agreement;

(xiv)   an executed counterpart of the License Agreement;

(xv)    FIRPTA certificates in form consistent with Treasury Regulations Section 1.1445-2(b)(2)(iv);

(xvi)   a certificate, dated as of the Closing Date, signed by an officer of Seller, certifying that the conditions specified in Sections 7.2(a) and (b), as applicable to Seller and the Company, have been fulfilled;

(xvii)  subject to Applicable Law, an updated schedule of customers of the Biloxi Property with Markers outstanding as of the Closing Date and the address of each such customer;

(xviii) a true and complete copy of the title commitment issued by First American Title with respect to the Additional Real Property substantially in the form delivered by Seller to Buyer prior to the Signing Date; and

(xix)   the Biloxi Database in a mutually acceptable electronic format.

(b)  At the Closing, Buyer shall deliver or cause to be delivered:

(i)        to Seller, a certificate, dated as of the Closing Date, signed by an officer of Buyer, certifying that the conditions specified in Sections 7.3(a), (b) and (c) have been fulfilled;

(ii)       to Seller, the Initial Payment Calculation Amount;

(iii)      to Seller, a copy, certified by the Secretary of Buyer, of the resolutions of its Board of Directors authorizing the execution and delivery of this Agreement and the Related Documents, and consummation of the Transactions, and in each case such resolutions shall be in full force and effect and not revoked;

(iv)     to each payee owed any portion of the Transaction Expenses, the payments described in Section 3.3(b);

(v)      evidence in form and substance reasonably satisfactory to Seller that (i) (A) the Guarantees have been terminated or Buyer or one of its Affiliates has been substituted in all respects for the Released Parties thereunder and (B) the Surety Bonds have been issued on behalf of Buyer or one of its Affiliates, in each case in accordance with Section 6.18(b) (to the extent such actions have been completed as of the Closing Date) and (ii) if Buyer has agreed to assume the Assumed Indebtedness, Seller has been replaced under the Specified Guarantee and Seller’s obligations thereunder have terminated; and

(vi)     an executed counterpart of the License Agreement and the Transition Services Agreement.

3.8  Excluded Assets.  Notwithstanding anything to the contrary contained in this Agreement, (a) (i)(A) all Cash (other than the Minimum Cash on Hand), including all checking accounts, bank accounts, deposit accounts, certificates of deposit, time deposits, securities and uncashed checks received by the Company on or prior to the Closing Date and all interest and dividends thereon and (B) to the extent not included in the current assets of the Company on the Final Closing Statement, all Cash or other assets received by the Company or Buyer after the Closing to the extent related to the conduct of the Business or the ownership, operation or use of the assets of the Company prior to the Closing Date for those matters set forth on Schedule 3.8(a)(i)(B), are specifically excluded from the transactions contemplated by this Agreement and, in the case of assets described in Section 3.8(a)(i)(A), shall be retained by Seller following the Closing and, in the case of assets described in Section 3.8(a)(i)(B), shall be promptly remitted by the Company to Seller after the Closing, (ii) immediately prior to the Closing, Seller shall cause the Company to dividend to Seller all Cash described in Section 3.8(a)(i)(A) (other than the Minimum Cash on Hand), and (iii) the parties acknowledge and agree that the Company shall have the Minimum Cash on Hand as of the Closing, and (b) all Excluded Software is specifically excluded from the transactions contemplated by this Agreement and shall be retained by Seller following the Closing; provided, however, that the data comprising the Biloxi Database shall remain an asset of the Company notwithstanding that it is utilized by or included on the Excluded Software.

3.9  Excluded Liabilities.  Notwithstanding anything to the contrary contained in this Agreement, except to the extent reflected on the Final Closing Statement, from and after Closing the Company will not have any Liability for the following liabilities (collectively, the “Excluded Liabilities”):

(a)  Any Liability for or with respect to any Indebtedness (other than any Assumed Indebtedness) or account payable of the Company, in each case, as of immediately following the Closing, including any such Liabilities owed by the Company to Seller or any Affiliate of Seller;

(b)  Any Liability attributable to any assets, properties or Contracts that are not (i) owned or held by the Company or (ii) used in the Business;

(c)  Any Liability (i) for breaches (including any action, omission, event, occurrence or fact occurring or in existence which with notice or lapse of time may give rise to a breach) of any Material Contract occurring or existing on or prior to the Closing Date or (ii) for payments or amounts to the extent they have accrued or become due under any Material Contract on or prior to the Closing Date;

(d)  Any Liability for Taxes attributable to or imposed upon the Company, or attributable to or imposed upon its assets or the Business (i) for all Pre-Closing Tax Periods, (ii) with respect to any Straddle Period, for the portion of such Straddle Period that ends on and includes the Closing Date, but, with respect to real and personal property Taxes and similar ad valorem obligations, only to the extent such Straddle Period Taxes exceed the Seller Ad Valorem Tax Amount, (iii) as transferee or successor liability, by contract or pursuant to Applicable Laws, including Treas. Reg. § 1.1502-6 and similar provisions of state, local or non-U.S. Applicable Laws, relating to a Pre-Closing Tax Period or a Straddle Period, for the portion of such Straddle Period that ends on and includes the Closing Date, and (iv) from any income resulting from any election by the Company under Section 108(i) of the Code prior to the Closing Date; provided, that the payment of Transfer Taxes shall be governed by Section 6.7 hereof;

(e)  Any Liability relating to employment of any employees of the Company arising in the ordinary course of employment on or prior to the Closing Date, whether or not covered by workers’ compensation or other forms of insurance;

(f)  Any Liability arising as a result of any Proceeding initiated at any time, to the extent related to any action or omission or event or occurrence or fact occurring or in existence on or prior to the Closing Date, including any Liability for (i) infringement or misappropriation of any Intellectual Property or any other rights of any Person (including any right of privacy or publicity) in any jurisdiction; (ii) breach of product warranties or any contractual or other warranties, whether express or implied or resulting from any course of dealing or conduct; (iii) injury, death, property damage or other losses arising with respect to or caused by products or services provided by the Company or the Business; or (iv) violations of any Applicable Laws (including federal and state securities laws and Gaming Laws);

(g)  Any Liability under or arising out of any Company Benefit Plans or any Benefit Related Agreement;

(h)  Any Liability for making payments or any failure to make payments of any kind to employees or contractors or any other service providers of the Business (including as a result of the Transactions, the termination of an employee by the Company or other claims arising out of the terms of employment with the Company) or with respect to payroll Taxes or any other employment Tax liabilities in any jurisdiction, including any failure to withhold or collect or pay over any such taxes to the relevant Governmental Entity, in each case, for periods prior to the Closing Date;

(i)  Any Liability under Environmental Laws to the extent arising out of or resulting from the conduct of the Business or the ownership, operation or use of the assets of the Company, including the Owned Real Property, the Leased Real Property and the Additional Real Property, in each case, prior to the Closing Date;

(j)  Any Liability for Transaction Expenses to the extent not paid pursuant to Section 3.3(b) or otherwise by Seller or its Affiliates; and

(k)  Any Liability, whether or not specifically mentioned in this Section 3.9, to the extent arising out of or resulting from the conduct of the Business or the ownership, operation or use of the assets of the Company, in each case prior to the Closing Date, regardless of when any claim with regard to such Liability is made, but excluding to the extent any such Liability is covered by insurance proceeds paid for the benefit of the Company for such Liability (with the understanding that such liability shall remain an Excluded Liability as to any deductible or self-insured retention portion of any insurance coverage applicable thereto).

For the avoidance of doubt, “Excluded Liabilities” does not include (i) the current liabilities of the Company to the extent reflected on the Final Closing Statement, (ii) any Assumed Indebtedness or (iii) any liabilities included in the Accrued Rent Payable Amount.  The Excluded Liabilities about which the Company has Knowledge as of the Signing Date include the matters listed on Schedule 3.9.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING SELLER
AND THE COMPANY

Except as otherwise set forth on the Schedules or in any documents referred to in the Schedules, Seller represents and warrants to Buyer, as of the Signing Date, as follows:

4.1  Organization, Good Standing, Qualification and Power.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as presently conducted.  The Company is duly qualified and in good standing to do business in each jurisdiction in which such qualification is necessary because of the nature of the business conducted by it, except where the failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect.

4.2  Authority; Execution and Delivery; Enforceability.

(a)  Each of Seller and the Company has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Related Documents to which it is, or is specified to be, a party and, subject to obtaining the consents and approvals and making the filings referred to in Section 4.3(b), to consummate the Transactions.  The execution, delivery and performance by Seller and the Company of this Agreement and the Related Documents and the consummation of the Transactions have been or, prior to the Closing, will be duly authorized by all necessary action on the part of each of Seller and the Company.  Each of Seller and the Company has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Related Document to which it is, or is specified to be, a party, and, assuming the due authorization, execution and delivery by all parties hereto or thereto other than Seller and the Company, this Agreement constitutes, and each Related Document to which it is, or is specified to be, a party, will after the Closing constitute, its legal, valid and binding obligation, enforceable against each in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Applicable Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

(b)  The Board of Directors of Seller has (i) determined that this Agreement and the Related Documents to which Seller and the Company is, or is specified to be, a party, and the

Transactions are advisable and in the best interests of the Company and Seller and (ii) approved and adopted this Agreement and the Related Documents and approved the Transactions.  Except for the approval by Seller as sole shareholder of the Company, no other vote or consent by any equity holder of Seller, the Company or their respective Affiliates is required to approve this Agreement or the Related Documents to which Seller or the Company is, or is specified to be, a party or to consummate any of the Transactions.

4.3  No Conflicts; Consents.

(a)  Neither the execution and delivery of this Agreement by Seller or the Company, nor the consummation of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision the Organizational Documents of Seller, any Subsidiary of Seller or the Company, or (ii) assuming that the consents, approvals and filings referred to in Section 4.3(b) are duly obtained or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Seller, any Subsidiary of Seller, the Company or any of their properties or assets, or (B) violate, conflict with, result in a breach of any provision of, or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Company under any of the terms, conditions or provisions of any Material Contract to which the Company is a party, or by which the Company or any of its properties or assets is bound or affected, except, in the case of Section 4.3(a)(ii), for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or other events which, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)  No Governmental Approval or consent, approval, license, permit, order, qualification or authorization of, or registration, declaration, notice or filing with, any other Person (solely with respect to the Material Contracts) is required for or in connection with the execution and delivery by Seller or the Company of this Agreement and each Related Document to which each is or will be a party, and the consummation by Seller or the Company of the Transactions, other than (i) stockholder approval by Seller, (ii) any approvals or filing of notices required under the Gaming Laws, (iii) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages or the renaming or re-branding of the operations of the Business, (iv) the consents, approvals and filings set forth on Schedule 4.3, (v) those the failure of which to obtain or make, individually or in the aggregate, would not (A) reasonably be expected to have a Material Adverse Effect or (B) materially impair the ability of Seller or the Company to perform their respective obligations under this Agreement and each Related Document to which each is, or is specified to be, a party and (vi) those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the Transactions (which are the obligation of Buyer to obtain).

4.4  Capitalization; Subsidiaries.

(a)  The authorized capital stock of the Company, the issued and outstanding shares of capital stock of the Company and the record holders of such issued and outstanding shares are set forth on Schedule 4.4(a).  The shares of capital stock of the Company set forth on Schedule 4.4(a) have been duly authorized and validly issued and are fully paid and nonassessable.  Other than the shares of capital stock of the Company set forth on Schedule 4.4(a), there are no other issued or outstanding shares of capital stock of the Company.

(b)  Except for this Agreement, the Related Documents, and as set forth on Schedule 4.4(b), there are no outstanding options, warrants, rights, calls, agreements, whether written or oral, convertible securities, stock appreciation rights, phantom stock or other commitments or rights to purchase or acquire any unissued shares of Company Stock or any other securities from the Company.

(c)  Except for Casino Parking, Inc., a Mississippi corporation, the Company has no direct or indirect Subsidiaries and holds Equity Securities of no other Person.

4.5  Financial Statements; No Undisclosed Liabilities.

(a)  Schedule 4.5(a) contains (i) the balance sheets of the Company as of April 24, 2011 and April 25, 2010 (the “Balance Sheets”), and the related statements of operations for the fiscal years then ended, in each case, as derived from the audited consolidating financial schedules of Seller (together with the Balance Sheets, the “Derived Financial Statements”), and (ii) the unaudited balance sheet of the Company as of November 20, 2011 (the “Latest Balance Sheet”) and the related unaudited statement of operations and cash flows for the period then ended (together with the Derived Financial Statements and the Latest Balance Sheet, the “Financial Statements”).  The Financial Statements have been prepared from the books and records of the Company in accordance with GAAP consistently applied in all material respects (except (A) as may be indicated in the footnotes thereto and/or (B) in the case of unaudited Financial Statements, for the absence of footnotes and for normal year-end adjustments).

(b)  Except as set forth on Schedule 4.5(b), the Financial Statements fairly present in all material respects the financial position, results of operations and cash flows of the Company as of the dates and for the periods indicated, each in accordance with GAAP consistently applied (except (i) as may be indicated in the footnotes thereto and/or (ii) in the case of unaudited Financial Statements, for the absence of footnotes and for normal year-end adjustments).

(c)  Except as disclosed on Schedule 4.5(c) and except for (i) Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) Liabilities reflected in, reserved against or otherwise set forth on the Latest Balance Sheet or described in the notes thereto, the Company has no Liabilities with respect to the operation and support of the Business that would be required by GAAP to be reflected in, reserved against or otherwise set forth on the Latest Balance Sheet of the Company or described in the notes thereto.

4.6  Personal Property.

The Company has good and valid title to, or a valid leasehold interest in, or other legal right to, all of the material tangible assets and properties reflected on the Latest Balance Sheet or acquired subsequent thereto (except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since the date of the Latest Balance Sheet), free and clear of all Liens, except Permitted Liens.  Notwithstanding anything contained in this Section 4.6, the representations contained herein do not concern intellectual property matters, which are the subject of the representations contained in Section 4.8.

4.7  Real Property.

(a)  Except as set forth on Schedule 4.7(a), the Company owns or has the right to exclusively occupy and use all Real Property owned or used in the Business, including the Real Property which is owned by the Company as further described on Exhibit A-2 (the “Owned Real Property”) and the Real Property leased to the Company pursuant to the Biloxi Leases (the “Leased Real Property”).  The Company has good and marketable fee simple title to all the Owned Real Property, and to all buildings, structures and other improvements thereon and all fixtures thereto, subject only to the Permitted Liens.  Prior to the Signing Date, the Company has delivered to Buyer true and correct copies of all deeds, mortgages, title insurance policies and other documents in the possession or custody of Seller or any of its Affiliates and relating to or affecting the title to the Owned Real Property.  All of the Owned Real Property is free from any material use or occupancy restrictions, except those imposed by applicable zoning laws, ordinances and regulations, and from all special Taxes or assessments, except those generally applicable to other properties in the Tax districts in which such Owned Real Property is located.  No options have been granted to others to purchase, lease or otherwise acquire any interest in the Owned Real Property.  For the purposes of this Agreement, Owned Real Property shall include the Additional Real Property as if such Additional Real Property were owned by the Company as of the Signing Date.

(b)  To the Knowledge of the Company, all agreements included within the Biloxi Leases and any other Contracts which relate to or provide leases, easements, rights of way, licenses and other non-ownership interests in Real Property in favor of the Company (collectively the “Realty Use Rights”) are valid and in full force and effect in accordance with their terms.  Seller has furnished Buyer with copies of all Realty Use Rights, all of which are identified on Schedule 4.7(b).  All copies of the Realty Use Rights furnished to Buyer are true, correct and complete and include any and all modifications thereof.  Except as set forth on Schedule 4.7(b), there is not under any Realty Use Right (i) any default (or, to the Knowledge of the Company, any claimed default) by the Company, or any event of default or event which with notice or lapse of time, or both, would constitute a default by the Company and in respect of which the Company has not taken adequate steps to prevent a default on its part from occurring, or (ii) to the Knowledge of the Company, any existing default by any other party to any Realty Use Right, or any event of default or event which with notice or lapse of time, or both, would constitute a default by any other party to any Realty Use Right.  Except as set forth on Schedule 4.7(b), the Company is (x) lawfully in exclusive possession of all Leased Real Property, and all conditions precedent to the obligation of the Company to take possession and continue to occupy all Leased Real Property have been fulfilled and (y) presently occupying the entirety of each parcel of the Leased Real Property for the purposes set forth in the applicable lease agreement with respect thereto.

(c)  Except as set forth on Schedule 4.7(c), the present use of and improvements on the Owned Real Property and, to the Knowledge of the Company, the Leased Real Property, are in conformity in all material respects with all Applicable Laws, including all applicable zoning laws, ordinances and regulations and with all deed restrictions of record, and to the Knowledge of the Company, there are no proposed changes therein that would affect any of the Real Property or its use.  Except as set forth on Schedule 4.7(c), there exists no conflict or dispute with any regulatory authority or other Person relating to any Owned Real Property or, to the Knowledge of the Company, the Leased Real Property, or the activities thereon.  Except as set forth on Schedule 4.7(c), all improvements on the Owned Real Property are located within the lot lines (and within the mandatory set-backs from such lot lines established by zoning ordinance or otherwise) and not over areas subject to easements or rights of way.

(d)  The Company has not caused any work or improvements to be performed upon or made to any of the Real Property for which there remains outstanding any payment obligation that would or might serve as the basis for any Lien in favor of the Person which performed the work.

(e)  Except as set forth on Schedule 4.7(e), all requisite certificates of occupancy and other permits or approvals required with respect to the improvements on any of the Real Property and the occupancy and use thereof have been obtained and are currently in effect.

(f)  The true and correct expiration date of all Contracts of the Company that constitute leases from the Company to third party lessees for any portions of the Biloxi Property are listed on Schedule 4.7(f).  The Company has not received any notice that the owner of any Leased Real Property has made any assignment, pledge or hypothecation of the lease agreement with respect thereto or the rents or use fees due thereunder.

(g)  No condemnation Proceeding is pending or, to the Knowledge of the Company, threatened which would impair the occupancy, use or value of any Real Property.

(h)  All Real Property has access to dedicated public thoroughfares adequate to continue conduct of the Business following the Closing in the same manner as conducted on the Signing Date.

4.8  Intellectual Property.

(a)  Schedule 4.8(a) sets forth a list of all (i) Registered Intellectual Property and (ii) material unregistered trademarks and service marks owned by the Company.  All Registered Intellectual Property is subsisting, and, to the Knowledge of the Company, all material registration, renewal and maintenance fees, annuities or other fees payable to any Governmental Entity to maintain all Registered Intellectual Property in full force and effect have been or will be paid in full through the Closing Date.

(b)  Except as set forth on Schedule 4.8(b), to the Knowledge of the Company, all material Intellectual Property currently used by the Company consists solely of items and rights that are (i) owned, directly or indirectly, by the Company, or (ii) in the public domain.  With respect to material Intellectual Property owned, directly or indirectly, by the Company, the Company owns, directly or indirectly (subject to previously granted rights and licenses), the right, title and interest in and to such Intellectual Property free and clear of any Liens other than Permitted Liens or Liens that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(c)  To the Knowledge of the Company, the conduct of the Business as presently conducted does not infringe any Third Party Intellectual Property. Except as set forth on Schedule 4.8(c), the Company has not received any written notice of any Proceedings pending or, to the Knowledge of the Company, threatened alleging that the Company is infringing upon any Third Party Intellectual Property in the conduct of the Business as presently conducted, except for any such allegations that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(d)  To the Knowledge of the Company, no Person is infringing any material Intellectual Property owned by the Company, except for any such infringement that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(e)  Schedule 4.8(e) sets forth a true and correct list of all computer software used in the operation and support of the Biloxi Property that is material to the operation of the Business.

4.9  Material Contracts.

(a)  Schedule 4.9 contains a list of each Contract (each, a “Material Contract”) to which, as of the Signing Date, the Company is a party that:

(i)    expressly limits or restricts the ability of the Company to compete or otherwise to conduct the Business as presently conducted in any material manner or place, except those restrictions imposed under the Gaming License or under any applicable restrictions imposed by Applicable Laws (including Gaming Laws);

(ii)   involves an obligation for borrowed money in excess of $75,000, or provides for a guaranty for borrowed money, letter of credit, comfort letter, surety or other bond in an amount in excess of $75,000 by the Company in respect of any Person other than the Company;

(iii)  creates a joint venture, limited liability company or partnership;

(iv)  obligates the Company to pay an amount in excess of $75,000 during any twelve (12) month period after the Signing Date; or

(v)   relates to the sale of goods and/or the provision of services pursuant to which the Company expects to accrue revenue in excess of $75,000 during the year ending December 31, 2011, other than in connection with customers’ IsleOne Players Club Cards.

Material Contracts shall not include any of the following:  (A) Organizational Documents, (B) real property leases described in Section 4.7(b), (C) Contracts relating to commercial “off the shelf” software or (D) Contracts relating to employee benefits.

(b)  True copies of the Material Contracts, including all amendments and modifications thereto, in the possession of the Company have been provided to Buyer.  The Company has not received any written notice alleging a default or breach under any such Material Contract, except where such default or breach would not reasonably be expected to have a Material Adverse Effect.  Each Material Contract is enforceable in accordance with its terms against the Company and, to the Knowledge of the Company, the other parties thereto, except to the extent that (i) the failure to be so enforceable would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Applicable Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a Proceeding at law or in equity).

(c)  Except as set forth on Schedule 4.9(c), since January 1, 2011, neither Seller nor its Affiliates has (i) removed customers from or otherwise materially modified the Biloxi Database other than routine removals or modifications consistent with past practices, or (ii) materially modified the marketing (including advertising in any format), promotion, pricing, expense allocation, or facilities of the Biloxi Property as it relates to other properties of Seller or its Affiliates (each, an “Other Property” and collectively the “Other Properties”) or of the Other Properties as it relates to the Biloxi Property, where such modification provides a greater benefit to the Other Properties or otherwise materially decreases the value of the Biloxi Property.

(d)  The Company has provided Buyer a true, correct and complete copy of all Contracts relating to the Assumed Indebtedness, and there is no default (or any event which, with notice or lapse of time, or both, would constitute a default) by the Company with regard thereto or by Seller under any letter of credit, guarantee or other credit support or collateral related thereto.

4.10  Permits.

(a)  To the Knowledge of the Company, as of the Signing Date, the Company holds and is in compliance with all material certificates, licenses, permits, authorizations and approvals (“Permits”) required under Applicable Law for the conduct of the Business as presently conducted, and during the five (5) year period prior to the Signing Date, the Company has not received written notice of any Proceedings relating to the revocation or modification of any such Permits, except for such instances of noncompliance, revocation or modification that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(b)  Each of the Company and its directors, officers, employees and stockholders has and will have in full force and effect at the Effective Time all Governmental Approvals (including all Gaming Approvals and other authorizations under Gaming Laws and liquor licenses) necessary for it to acquire, own, lease or operate its assets and properties and to carry on its business as now conducted, each of which is in full force and effect, and there has occurred no default, revocation or suspension under any such Governmental Approvals, except for such which would not reasonably be expected to have a Material Adverse Effect.  The Company has maintained, and will maintain, at all times reserves for working capital, capital improvements, replacements and/or contingencies to the extent, and in the amounts, required by the Gaming Laws, including the cash reserve requirements thereunder.

(c)  The Company has not:  (i) ever applied for a casino, racing or other Gaming Approval in any state or other jurisdiction and been denied; (ii) experienced any revocation or failure to renew any such Gaming Approval; or (iii) withdrawn or not applied for any such Gaming Approval or renewal after being informed orally or in writing by any Governmental Entity that the Company would be denied such a license or renewal if it were applied for.

(d)  Seller has delivered and will provide Buyer access to copies of all correspondence between the Mississippi Gaming Commission and Seller or the Company relating to the compliance by the Company with the rules and regulations of the Mississippi Gaming Authorities and the terms of their respective Gaming Approvals in Seller’s, any of its Subsidiaries’ or the Company’s possession.  Buyer shall keep all information received pursuant to the preceding sentence strictly confidential and shall not disclose such information to any Person for any purpose.  Except as disclosed in such correspondence and such applications, neither Seller nor the Company has knowledge of any facts or circumstances relating to the conduct of the Company, or any director, officer, employee or stockholder of the Company, that would reasonably be expected to cause any Mississippi Gaming Authority to revoke, suspend or fail to renew their respective Gaming Approvals or take disciplinary action against the Company or any of its directors, officers, employees or stockholders.

(e)  Neither Seller nor the Company, nor any of its directors, officers, employees or stockholders, has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity since January 1, 2006 under, or relating to, any violation or possible violation of any Gaming Laws that did or would result in fines or penalties of $100,000 or more.  There are no facts that, if known to the Gaming Authorities under the Gaming Laws, would result in the revocation, limitation or suspension of a Gaming Approval of the Company, or any of its or Seller’s directors, officers, employees or stockholders.

4.11  Assets.

The transfer of Shares to Buyer pursuant to this Agreement will, taking into account the Transition Services Agreement and the other Related Documents (and assuming receipt of all approvals, including Gaming Approvals, and third Person consents, approvals and authorizations necessary for Buyer and its Affiliates to operate and support the business located at the Biloxi Property), convey or otherwise provide to Buyer at the Closing Date, all of the assets, properties and rights necessary to allow Buyer immediately after the Closing to operate the Business in all material respects as operated as of the Signing Date, in each case, other than the items set forth on Schedule 4.11; provided, however, that nothing in this Section 4.11 shall be deemed to constitute a representation or warranty of Seller or the Company as to the amounts of cash or working capital necessary to operate the same.

4.12  Taxes.

(a)  Except as set forth on Schedule 4.12(a), (i) the Company has timely filed all material Returns required to be filed by it prior to the Signing Date, (ii) as of the time of filing the Returns were true and correct in all material respects, (iii) all Taxes due or claimed due by a taxing authority (whether or not shown to be due on such Returns) have been paid, (iv) no statute of limitations has been waived and no extension of time during which a Tax assessment or deficiency assessment may be made has been agreed to, which waiver or extension is still outstanding with respect to any Tax Liability of the Company, (v) there are no pending Tax audits of any Returns of the Company and the Company has not received written notice of any request for an audit or any unresolved questions or claims concerning its Tax Liability, (vi) the Company has complied in all material respects with Applicable Laws relating to the payment and withholding of income Taxes, (vii) the Company is not nor has ever been a party to any Tax sharing agreement, and (viii) the Liabilities for Taxes of the Company are properly reflected on the Financial Statements in accordance with past practices and GAAP.

(b)  Except as set forth on Schedule 4.12(b), (i) there are no Liens (other than Permitted Liens) on any of the assets of the Company for Taxes and no written claim has ever been made by a taxing or governmental authority in a jurisdiction where the Company does not file Returns that the Company is or may be subject to taxation by that jurisdiction, (ii) the Company has, in all material respects, timely paid or withheld with respect to their employees (and paid over any amounts withheld to the appropriate Governmental Entity) all federal and state income Taxes required to be paid or withheld and have paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any independent contractor, creditor, stockholder or other third party, (iii) the Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the Signing Date or (B) in a distribution which otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code), (iv) the Company has not engaged in a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2), (v) the Company has not (x) ever been a member of an affiliated group (within the meaning of Code § 1504(a)) filing a consolidated federal income Return (other than a group the common parent of which is Seller), (y) ever been a party to any Tax sharing, indemnification or allocation agreement (other than any such agreement with customers, vendors or real property lessors, the principal purpose of which is not to address Tax matters), nor does the Company owe any amount under any such agreement and (z) any Liability for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or non-U.S. Applicable Law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, or otherwise and (vi) Seller is not a foreign person within the meaning of Section 1445 of the Code.

4.13  Proceedings.

Except as disclosed on Schedule 4.13, (a) there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company that (i) involves a claim or potential claim of Liability for the Company in excess of $10,000 or (ii) enjoins or seeks to enjoin any significant activity by the Company, and (b) the Company is not subject to the provisions of any material judgment, order or decree applicable to the Business as presently conducted, except for any such judgments, orders or decrees that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

4.14 Benefit Plans.

(a) Schedule 4.14(a) contains a list of every material Company Benefit Plan and every material Benefit Related Agreement.  Seller has delivered or made available to Buyer true and complete copies of (i) all material Company Benefit Plans and Benefit Related Agreements or, in the case of any unwritten material Company Benefit Plan, a description thereof, (ii) the most recent annual report on Form 5500 filed with the IRS with respect to each Company Benefit Plan for which such a filing is required, (iii) the most recent favorable IRS determination letter with respect to each Company Benefit Plan which is intended to be qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code and (iv) the most recent financial statements and, to the extent applicable, actuarial reports for each Company Benefit Plan for which such statements and, to the extent applicable, reports exist.

(b) Every Company Benefit Plan which is intended to be qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code is currently the subject of a favorable IRS determination letter to the effect that such Company Benefit Plans and the trusts created thereunder are so qualified and tax-exempt, and no such determination letter has been revoked or threatened, nor has any such Company Benefit Plan been amended since the date of its most recent favorable IRS determination letter that would reasonably be expected to adversely affect its qualified status under Section 401(a) of the Code or materially increase its costs.

(c) No Company Benefit Plan is or was (i) subject to Title IV or Section 302 of ERISA, or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413 of the Code, (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (v) a “welfare benefit fund” within the meaning of Section 419 of the Code or is or was funded by such a “welfare benefit fund.”

(d) The Company has not engaged in any non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan and, to the Knowledge of the Company, no other Person has engaged in any such prohibited transaction.  The Company has not breached any fiduciary responsibility with respect to any Company Benefit Plan and, to the Knowledge of the Company, no other Person has breached any fiduciary responsibility with respect to any Company Benefit Plan.

(e) No Company Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980B(f) of the Code or Applicable Law).

(f) Except as could not reasonably be expected to result in Liability to the Company or an ERISA Affiliate, each Company Benefit Plan has complied in form and operation with the terms of such Company Benefit Plan, ERISA, the Code and all other Applicable Laws.

(g) No claims (other than routine claims for benefits), lawsuits, governmental investigations or audits are pending, and to the Knowledge of the Company, none are threatened, involving any Company Benefit Plan or the assets of any Company Benefit Plan.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Closing) will (A) entitle any current or former director, officer, employee, consultant or service provider of Company to any additional compensation or benefit, (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Company Benefit Plan or Benefit Related Agreement, or (C) result in any breach or violation of, default under or limit the Company’s right to amend, modify or terminate any Company Benefit Plan or any Benefit Related Agreement.

(i) Section 280G of the Code has not limited and will not limit the deduction for Federal income Tax purposes of any compensation or benefit paid or provided pursuant to any Company Benefit Plan in connection with the transactions contemplated by this Agreement.

(j) Except as could not reasonably be expected to result in any Liability to the Company, each Company Benefit Plan that provides for “deferral of compensation” within the meaning of the Treasury Regulations under Section 409A of the Code conforms to the requirements of Section 409A of the Code and has been operated in compliance in all material respects with Section 409A of the Code at all relevant times.

(k) All contributions, premiums, Taxes and other payments required to be made to or with respect to any Company Benefit Plan by the terms of such Company Benefit Plan, Applicable Law, any contractual undertaking or otherwise or pursuant to the terms of any Benefit Related Agreement have been timely made or paid in full or, to the extent not required to be made or paid on or before the Signing Date, are fully reflected on the financial statements of the Company.

(l) All Company Benefit Plans subject to the laws of any jurisdiction outside the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all the requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

4.15 Employee and Labor Matters.

(a) Except as set forth on Schedule 4.15(a), there is no charge or Proceeding pending or, to the Knowledge of the Company, threatened against the Company relating to any employment related matter involving any employee of the Company or applicants, including charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Applicable Law and there is no charge of or Proceeding with regard to any unfair labor practice against the Company pending before the National Labor Relations Board.  There is no labor strike, dispute, slow-down or work stoppage actually pending or, to the Knowledge of the Company, threatened against or involving the Company.  None of the employees of the Company is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by the Company.  To the Knowledge of the Company, no one has petitioned the National Labor Relations Board within the last two (2) years, and no one is now petitioning, for union representation of the Company’s employees.

(b) During the period from October 1, 2011 to the Signing Date, neither Seller, a Subsidiary of Seller nor the Company has transferred any employees from the Biloxi Property to any of the Other Properties other than as set forth on Schedule 4.15(b).

(c) Except for failures to be in compliance that have not had, and should not have, a Materially Adverse Effect, the Company is and for the past three (3) years has remained in compliance with Applicable Laws with respect to hiring, employment and termination of employment (including Applicable Laws regarding wage and hour requirements, tips, correct classification of independent contractors and of employees as exempt and non-exempt, work authorization status, discrimination in employment, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, employee health and safety, and collective bargaining).  Except as should not have a Material Adverse Effect, the Company is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

4.16 Absence of Changes or Events.

Except as set forth on Schedule 4.16 or in the Financial Statements, from July 1, 2011, until the Signing Date, the Company has carried on the Business only in the ordinary course of business consistent with past practices, and there has not been:

(a) any Material Adverse Effect;

(b) any acquisition or disposition by the Company of any material asset or property other than in the ordinary course of business;

(c) any declaration, setting aside or payment of any dividend or any other distributions in respect of any capital stock of the Company;

(d) any issuance of any Equity Securities of the Company or any direct or indirect redemption, purchase or other acquisition of any Equity Securities of the Company; or

(e) any increase in the compensation, pension or other benefits payable or to become payable by the Company to any of its officers, directors or employees, other than (i) pursuant to the terms of any existing written agreement or plan of which Buyer has been supplied complete and correct copies, (ii) in the ordinary course of business or (iii) with respect to newly-hired or promoted employees.

Further, except as set forth on Schedule 4.16, from the date of the Latest Balance Sheet until the Signing Date, there has not been any action taken by the Company that would be prohibited by Section 6.1 had this Agreement been in effect at the time of the action.

4.17 Compliance with Applicable Laws.

(a) The current operations of the Company are being conducted in compliance with all Applicable Laws in all material respects, and (b) since January 1, 2009, the Company has not received a written notification of any asserted present or past failure to comply with any Applicable Law, or to the Knowledge of the Company, is aware of any threatened action to do so, in each case, except for violations that have been previously resolved and except for instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  Notwithstanding anything contained in this Section 4.17, the representations contained in this Section 4.17 do not concern real property, intellectual property, Taxes, employee benefits, employee and labor matters, or environmental matters, all of which are the subject of specific representations in Sections 4.7, 4.8, 4.12, 4.14, 4.15 and 4.18, respectively.

4.18 Environmental Matters.

(a) Except as set forth on Schedule 4.18(a), within the last five (5) years, the Company has not received any written communication from a Governmental Entity or any other Person that alleges that (i) the Company is not or has not been in compliance in any material respect with any Environmental Law; (ii) any Hazardous Substances which the Company has generated, transported or disposed of has been found at any site at which any Person has conducted a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) the Company is or shall be a named party to any Proceeding arising out of any third party’s incurrence of Damages of any kind whatsoever in connection with the presence or release of Hazardous Substances.

(b) Except as set forth on Schedule 4.18(b), to the Knowledge of the Company, the Company (i) holds and maintains, in full force and effect, and (ii) is in material compliance with, all Permits required under Environmental Laws to conduct the Business, and are in material compliance with all Environmental Laws.

(c) In connection with the conduct of the Business, the Company has not entered into or agreed to any court decree or order or is subject to any judgment relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Substances under any Environmental Law.

(d) Except as set forth on Schedule 4.18(d), (i) no portion of the Additional Real Property, the Owned Real Property or the Leased Real Property has been used for the handling, manufacturing, processing, storage, use, generation or disposal of Hazardous Substances, except as is customary or reasonably required for the operation of the Business and in compliance with applicable Environmental Laws; and (ii) there have been no releases or threatened releases of Hazardous Substances on, upon, into, or from any Additional Real Property, Owned Real Property or Leased Real Property.

(e) Seller has delivered or made available to Buyer complete, accurate and current copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by or on behalf of Seller, any Subsidiary of Seller or the Company and in their possession pertaining to Hazardous Substances, if any, in, on, beneath or adjacent to any property currently owned, operated or leased by the Company, or otherwise used in the Business, or regarding the Company’s compliance with applicable Environmental Laws.

(f) Except as set forth on Schedule 4.18(f), to the Knowledge of the Company, none of the Additional Real Property, the Owned Real Property or the Leased Real Property contains any of the following in violation of Environmental Laws or in such a manner that is reasonably expected to form the basis of an environmental claim: underground storage tanks; asbestos; polychlorinated biphenyls (PCBs); toxic mold; underground injection wells; radioactive materials; or septic tanks or waste disposal pits in which process wastewater or any Hazardous Substances have been discharged or disposed, except for any violation that would not reasonably be expected to have a Material Adverse Effect.

This Section 4.18 contains the sole and exclusive representations and warranties of Seller regarding environmental matters, Environmental Laws and Hazardous Substances.

4.19 Potential Conflicts of Interest; Affiliate Contracts.

(a) Except as set forth on Schedule 4.19(a), to the Knowledge of the Company, no officer or director of the Company, and no Affiliate or Family Member of any such officer or director (i) owns, directly or indirectly, any interest in (excepting not more than two percent (2%) stock holdings for investment purposes in securities of publicly held and traded companies other than Seller) or is an officer, director, employee or consultant of any Person that is a lessor of the Company; (ii) owns, directly or indirectly, in whole or in part, or maintains any direct or indirect interest in, any tangible or intangible property used by the Company and that is material to the Business; (iii) has any cause of action or other claim whatsoever against, or owes any amount to, the Company, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under Company Benefit Plans and similar matters and agreements; or (iv) is a party to any material Contract with the Company (except for employment agreements and Company Benefit Plans entered into in the ordinary course of business) or has received any loan, advance or investment from the Company, that has not been repaid in full prior to the Signing Date.

(b) All Contracts between the Company, on the one hand, and Seller or any Affiliate of Seller (other than the Company), on the other hand, are set forth on Schedule 4.19(b) (the “Affiliate Contracts”), and all such Affiliate Contracts are on terms that comply with Applicable Law and, except as set forth on Schedule 4.19(b), are terminable by the Company at any time without penalty.  Except as set forth on Schedule 4.19(b), neither Seller nor any Affiliate of Seller (other than the Company) has any interest in or right to use (i) any assets used in the Business, (ii) any assets owned or leased by the Company or (iii) any physical assets located at the Biloxi Property in excess of an aggregate value of $10,000.  Schedule 4.19(b) sets forth all of the products or services currently, or since January 1, 2009 previously, provided to the Company by Seller or any Affiliate of Seller (other than the Company).

4.20 Insurance.

Schedule 4.20 hereto lists all policies of fire, liability, workmen’s compensation, life, property and casualty and other insurance owned or held by the Company as of the Signing Date.  All such policies are valid, binding and in full force.  The Company is not in default with respect to its obligations under any of such insurance policies, nor has the Company received any notification of cancellation of any such insurance policies.  Except as set forth on Schedule 4.20, no insurance carrier has denied coverage for any claim asserted by the Company during the twelve (12) month period preceding the Signing Date, nor has any insurance carrier declined to provide any coverage to the Company during the twelve (12) month period preceding the Signing Date.

4.21 Suppliers.

Schedule 4.21 hereto sets forth the five (5) largest suppliers by percentage of total purchases by the Company for the twelve (12) month period ended on January 22, 2012.  To the Knowledge of the Company, except as set forth on Schedule 4.21, no supplier of material importance to the Business has canceled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with the Company during the last twelve (12) months.

4.22 Brokers.

No agent, broker, investment banker or other firm or Person engaged by or acting on behalf of the Company is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transactions.

4.23 Disclaimer of Other Representations or Warranties.

Seller and its Affiliates do not make and have not made any representations or warranties in connection with the transactions contemplated by this Agreement other than those expressly set forth in this Agreement.  Except as expressly set forth in this Agreement, no Person has been authorized by Seller or any of its Affiliates to make any representations or warranties relating to Seller or any of its Affiliates or otherwise in connection with the transactions contemplated by this Agreement, and, if made, such representation or warranty may not be relied upon as having been authorized by Seller or any of its Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as otherwise set forth on the Schedules, Buyer represents and warrants, as of the Signing Date, to Seller:

5.1  Organization, Good Standing, Qualification and Power.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of Mississippi and has all requisite corporate power and authority to carry on its business as presently conducted and is duly qualified and in good standing to do business in each jurisdiction in which such qualification is necessary because of the nature of the business conducted by it, except where the failure to be so qualified would not (a) reasonably be expected to have a material adverse effect on the business, operations, properties, financial condition or results of operations of Buyer or (b) prohibit or delay Buyer from consummating the Transactions.

5.2  Authority; Execution and Delivery; Enforceability.

Buyer has all corporate power and authority to execute, deliver and perform this Agreement and the Related Documents to which it is, or is specified to be, a party and, subject to obtaining the consents and approvals and making the filings referred to in Section 5.3(b), to consummate the Transactions.  The execution, delivery and performance by Buyer of this Agreement and the Related Documents and the consummation of the Transactions have been or, prior to the Closing, will be duly authorized by all necessary corporate action on the part of Buyer.  Buyer has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Related Document to which it is, or is specified to be, a party, and, assuming the due authorization, execution and delivery by all parties hereto or thereto other than Buyer, this Agreement constitutes, and each Related Document to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Applicable Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

5.3  No Conflicts; Consent.

(a) Neither the execution and delivery of the Agreement by Buyer nor the consummation of the Transactions, nor compliance by Buyer with any of the terms or provisions hereof, will (i) violate any provision of the Organizational Documents of Buyer, or (ii) assuming that the consents, approvals and filings referred to in Section 5.3(b) are duly obtained or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its properties or assets, or (B) violate, conflict with, result in a breach of any provision of, or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Buyer under any of the terms, conditions or provisions of any Contract to which Buyer is a party, or by which Buyer or any of its properties or assets is bound or affected, except, in the case of Section 5.3(a)(ii), for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or other events which, either individually or in the aggregate, would not reasonably be expected to (x) result in a material adverse effect on the business, operations, properties, financial condition or results of operations of Buyer or (y) materially impair the ability of Buyer to perform its obligations under this Agreement and each Related Document to which it is, or is specified to be, a party.

(b) No Governmental Approval or consent, approval, license, permit, order, qualification or authorization of, or registration, declaration, notice or filing with, any other Person is required for or in connection with the execution and delivery by Buyer of this

Agreement and each Related Document to which it is a party, and the consummation by Buyer of the Transactions, other than (i) any approvals or filing of notices required under the Gaming Laws and (ii) the consents, approvals and filings set forth on Schedule 5.3.

(c) To the Knowledge of Buyer, the Closing Gaming Approvals set forth on Schedule 1.1(b) constitute all of the Gaming Approvals that Buyer and its Affiliates are required to obtain under applicable Gaming Laws in order to consummate the Transactions.

5.4  Proceedings.

There are no (a) outstanding judgments, orders or decrees against Buyer, (b) Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer or (c) investigations by any Governmental Entity that are pending or, to the Knowledge of Buyer, threatened against Buyer, that in each case if determined adversely would be reasonably expected to prevent, materially delay or otherwise interfere with or have any material adverse effect on the consummation by Buyer of the Transactions.

5.5  Brokers.

No agent, broker, investment banker or other firm or Person engaged by or acting on behalf of Buyer or any of its Affiliates is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transactions.

5.6  Investment Intent.

Buyer understands that the Shares may not be sold, transferred or otherwise disposed of, without registration under the Securities Act or a valid exemption from registration under the Securities Act and that in the absence of an effective registration statement covering the Shares or a valid exemption from registration under the Securities Act, the Shares must be held indefinitely.  Buyer is acquiring the Shares for its own account solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.  Buyer is an “accredited investor” as defined under Rule 501 of Regulation D of the Securities Act.

5.7  Financial Ability to Purchase.

Buyer or an Affiliate of Buyer has, and at all times prior to the Closing Date will continue to have, cash or availability under an existing credit facility in an aggregate amount sufficient for Buyer to pay the Initial Payment Calculation Amount on the Closing Date and perform its other obligations under this Agreement.

5.8  Ability to Bear Risk.

The financial condition of Buyer is such that it can afford to (a) bear the economic risk of holding the Shares for an indefinite period and (b) suffer the complete loss of its investment in the Shares.

5.9  Licensability of Licensing Affiliates; Required Licensees.

(a) Schedule 5.9(a) sets forth a correct and complete list of each location where Buyer, its Affiliates and/or their respective Representatives are licensed by any Gaming Authority to own or operate gaming facilities (collectively, the “Licensed Parties”).  Each Licensed Party is in good standing in each of the jurisdictions in which such Licensed Party owns or operates gaming facilities.  To the Knowledge of Buyer, there is no reason for the Gaming Authorities not to grant all required Gaming Approvals or refuse to grant any finding of suitability with respect to Buyer.

(b) To the Knowledge of Buyer, there are no facts, that if known to the Gaming Authorities, would (i) reasonably be expected to result in the denial, revocation, limitation or suspension of a Gaming Approval with respect to Buyer, any of its principals, Representatives or Affiliates, or any of its or their respective officers, directors, key employees or Persons performing management functions similar to an officer (such Persons, the “Licensing Affiliates”), (ii) reasonably be expected to result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability proceedings necessary to obtain a Gaming Approval required to consummate the Transactions or (iii) reasonably be expected to negatively impact, or cause a delay under, any suitability proceeding required by a Gaming Authority to consummate the Transactions.  Schedule 5.9(b) sets forth each Licensing Affiliate that Buyer believes must obtain a Gaming Approval in order to consummate the Transactions (together, the “Required Licensees”).

(c) To the Knowledge of Buyer, none of the Required Licensees has ever been arrested, detained, charged, indicted or convicted or pleaded guilty or nolo contendere or forfeited bail in connection with any criminal offense under the laws of any jurisdiction, whether such criminal offense constitutes a felony or misdemeanor (except for traffic violations, the maximum possible punishment for which was a fine not in excess of five hundred dollars ($500)).

5.10 Compliance with Gaming Laws.

Other than routine matters in connection with updating of Licensing Affiliates’ disclosure obligations in the State of Nevada and the State of New Jersey and matters in connection with obtaining Gaming Approvals, neither Buyer, its Affiliates nor, to the Knowledge of Buyer, any Licensing Affiliate has received notice of any pending investigation or review by any Gaming Authority with respect to Buyer and its Affiliates, any of the Licensing Affiliates, or any of their respective officers, directors, key employees or Persons performing management functions similar to an officer and, other than routine matters in connection with updating of Licensing Affiliates’ disclosure obligations in the State of Nevada and the State of New Jersey and matters in connection with obtaining Gaming Approvals, to the Knowledge of Buyer, (a) no investigation or review is threatened, (b) no Gaming Authority has indicated any intention to conduct the same, and (c) there are no facts that, if known to a Gaming Authority, will or would reasonably be expected to give rise to any inquiry or investigation, or to result in the revocation, limitation or suspension of a license issued to such Persons by an applicable Gaming Authority.  Other than routine matters in connection with updating of Licensing Affiliates’ disclosure obligations in the State of Nevada and the State of New Jersey and matters in connection with obtaining Gaming Approvals, neither Buyer, any of its Affiliates, nor, to the Knowledge of Buyer, any Licensed Party or director, officer, key employee or partner of a Licensed Party has suffered a suspension or revocation of any license issued to such Persons by an applicable Gaming Authority.

5.11 Gaming Laws.

This Agreement is subject to the Gaming Laws and the Liquor Laws.  Without limiting the foregoing, Buyer acknowledges that all rights, remedies and powers under this Agreement, including ownership and operation of the gaming facilities, and the possession or control of gaming equipment, alcoholic beverages or a gaming or liquor license, may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the requisite Governmental Entities.  Buyer acknowledges and agrees that the sale, assignment, transfer, pledge or other disposition of the Shares is ineffective unless approved in advance by the Gaming Authorities.  If at any time a Gaming Authority finds that an owner of the Shares is unsuitable to continue to have an involvement in gaming, such owner must dispose of such security as provided by the Gaming Laws. The Gaming Laws and regulations restrict the right under certain circumstances:  (a) to pay or receive any dividend or interest upon such security; (b) to exercise, directly or through any trustee or nominee, any voting right conferred by such security; or (c) to receive any remuneration in any form from the Company, for services rendered or otherwise.

5.12 Disclaimer of Other Representations or Warranties.

Buyer does not make and has not made any representations or warranties in connection with the Transactions other than those expressly set forth in this Agreement.  Except as expressly set forth in this Agreement, no Person has been authorized by Buyer to make any representations or warranties relating to Buyer or otherwise in connection with the Transactions, and, if made, such representation or warranty may not be relied upon as having been authorized by Buyer.

ARTICLE VI

COVENANTS AND AGREEMENTS

6.1  Conduct of Business.

(a) Except as disclosed on Schedule 6.1, or with the written consent of Buyer (which consent shall not be unreasonably withheld or delayed) or as otherwise expressly permitted by the terms of this Agreement, from the Signing Date to the Closing, Seller and the Company shall (x) use their commercially reasonable efforts to conduct the Business as presently conducted in the ordinary course in substantially the same manner as presently conducted and (y) shall not:

(i) incur, create or assume any Lien on any of the assets of the Company that will remain in existence at the Closing, other than a Permitted Lien;

(ii) sell, lease, license, transfer or dispose of any assets of the Company, other than (A) payments of Cash, and sales or other transfers of inventory, in the ordinary course of business to Persons other than Seller or an Affiliate of Seller in connection with the operation of the Biloxi Property (provided that the Company may pay intercompany payables on account of (I) services rendered by Seller or Affiliates of Seller provided for the benefit of the Company in the ordinary course of business and (II) personal property purchased by Seller or its Affiliates on behalf of the Company in the ordinary course of business), (B) sales of equipment, personal property and other non-current assets in the ordinary course of business to Persons other than Seller or its Affiliates in an amount not to exceed, individually $25,000 or in the aggregate, $150,000 (provided that (I) the net proceeds of any such sales are reinvested by the Company in other assets that are, or will be at Closing, assets of the Company, and (II) in the case of any individual asset having a value of more than $10,000, the sale of such asset and the reinvestment of the proceeds generated therefrom are approved by Buyer, such approval not to be unreasonably withheld), and (C) leases and rentals in the ordinary course of business, which in each case shall be subject to Section 6.1(a)(v);

(iii) incur or allow the Company to incur any indebtedness for borrowed money, except (A) in the ordinary course of business though not to exceed, individually or in the aggregate, $1,000,000, and (B) indebtedness under any credit facility of Seller or its Affiliates; provided, however, that all such indebtedness and all Liens with regard to such indebtedness must be fully paid and released at Closing;

(iv) other than renewals, modifications or amendments that can be terminated on not more than thirty (30) days’ notice without payment of any consideration by or any material obligation on the Company (A) modify, renew, suspend, abrogate or amend in any material respect any Material Contract or (B) reject, repudiate or terminate any Material Contract;

(v) enter into any Contract which (A) expires later than the Closing Date (unless such Contract is terminable after the Closing Date by giving no greater than thirty (30) days’ notice, without the payment of any consideration for early termination, at Buyer’s sole discretion) and involves aggregate consideration during the remaining term thereof in excess of $10,000 per month; or (B) is between the Company and any Affiliate of Seller; provided, however, that the Company may enter into the following Contracts without any consent from Buyer: (1) any reservations, advance booking contracts, room allocation agreements and banquet facility and service agreements entered into at market rates in the ordinary course of business; and (2) any purchase order in the ordinary course of business that involves aggregate consideration of less than $50,000;

(vi) modify, suspend, abrogate, amend or terminate any of the organizational documents of the Company;

(vii) (A) authorize or issue any Equity Securities or class of Equity Securities in the Company; or (B) cancel, redeem or repurchase any of the Company Stock;

(viii) (A) award or increase any bonuses, salaries or other compensation of any officer, director or employee of the Company, except as required by Applicable Law or an existing Contract or as set forth on Schedule 6.1(a)(viii), (B) except as required by Applicable Law, pay or agree to pay or increase or agree to increase any pension, retirement allowance, severance or other employee benefit not already required or provided for under any existing plan, agreement, policy or arrangement to any employee or former employee of the Company, or (C) except as required by Applicable Law, amend in any respect any Company Benefit Plan with respect to any employee of the Company, other than amendments that result in de minimis additional expense;

(ix) fail to maintain all existing insurance coverage relating to the Company or its assets; provided, however, that in the event such coverage shall be terminated or lapse, to the extent available at reasonable cost, the Company may procure substantially similar substitute insurance policies which in all material respects are in at least such amounts and against such risks as are currently covered by such policies;

(x) except as set forth on Schedule 6.1(a)(x), transfer any personal property or employee from the Biloxi Property to any other location of Seller or its Affiliates including to any Other Property;

(xi) take any action to (A) remove customers from or otherwise modify the Biloxi Database, other than routine removals or modifications consistent with past practices, including changes to customer information listed on the Biloxi Database and the addition of customers to the Biloxi Database, or (B) materially modify the marketing (including advertising in any format), promotion, pricing, expense allocation or facilities of the Biloxi Property as related to the Other Properties, or any of the Other Properties as it relates to the Biloxi Property, where such modification provides a disproportionate benefit to any of the Other Properties;

(xii) settle any Proceeding that would result in the Company being enjoined in any respect material to the Business;

(xiii) fail to implement and maintain a marketing, entertainment and/or promotional plan for the Biloxi Property that is substantially consistent with past practice, including the marketing plan (“Marketing Plan”) set forth on Schedule 6.1(a)(xiii), which Seller may change from time to time in its sole discretion if Seller reasonably believes that such changes will benefit the Company;

(xiv) grant, award or give away “free play”, except pursuant to the Marketing Plan or otherwise in the ordinary course of business; or

(xv) authorize or enter into any agreement or commitment to do any of the foregoing.

(b) In addition, during the period from the Signing Date until the Closing, Seller and the Company agree to (i) maintain the assets used in connection with the Business in the condition as such assets exist on the Signing Date (ordinary wear and tear excepted), including repairing and, if unable to be repaired or commercially reasonable conduct would require replacement, replacing such assets to return the assets to the condition as such assets existed on the Signing Date (ordinary wear and tear excepted), and (ii) make the capital expenditures set forth on Schedule 6.1(b).

(c) The Company shall cause Casino Parking, Inc., a Mississippi corporation, to be dissolved prior to the Closing Date.

6.2  Access to Information and the Property.

(a) Upon reasonable notice, and subject to Applicable Law (including applicable Gaming Laws), Seller and the Company shall, and Seller shall cause its Subsidiaries to, afford Buyer’s Representatives reasonable access, during normal business hours during the period from the Signing Date until the earlier of the termination of this Agreement pursuant to Section 8.1 hereof or the Closing, to the Company and its assets, and to all personnel, premises, books and records and Contracts related to the operation of the Business at the Biloxi Property (but excluding any consolidated Tax Returns of Seller), and, during such period, Seller and the Company shall, and Seller shall cause its Subsidiaries to, (i) furnish promptly to Buyer all material information concerning the operation of the Biloxi Property and concerning the employees located at the Biloxi Property as Buyer may reasonably request, (ii) instruct its counsel, financial advisors, and other Buyer’s Representatives to cooperate with Buyer in its investigation of the Company and (iii) otherwise assist Buyer and Buyer’s Representatives in becoming familiar with the Company’s existing and prospective businesses and assets and Liabilities to such extent and at such times as Buyer and Buyer’s Representatives may reasonably request; provided, however, that (x) such access does not unreasonably disrupt the normal operations of the Company and (y) the Company is under no obligation to disclose to Buyer any information the disclosure of which is restricted by Contract, Applicable Law or is subject to attorney-client privilege; provided, further, that for the avoidance of doubt, such access to the Biloxi Property shall include reasonable access (it being understood, however, that such access does not include log-in access or access that would violate applicable Gaming Laws) to, and cooperation from, Seller’s information technology systems and employees to permit Buyer to test the information technology systems and to prepare the Company’s information technology systems for integration with those of Buyer, and prepare for the implementation of Buyer’s own systems, including the training of Company employees (which training shall be conducted by Buyer at its cost and expense; provided that Buyer shall not be required to pay the Company’s employees for attending any such training).

(b) No information or knowledge obtained in any investigation pursuant to Section 6.2 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Transactions contemplated herein.

(c) Following execution of this Agreement and notwithstanding anything to the contrary contained herein, Buyer shall be permitted to hold joint meetings with all Biloxi Property employees at which Buyer may provide such employees with preliminary information relating to the Transactions, and thereafter Buyer shall be entitled to conduct one-on-one meetings with all Biloxi Property employees at such times as Buyer shall reasonably request and at space provided by the Company at the Biloxi Property; provided, however, that a Representative of Seller, including a Human Resources representative, must be present at such group and one-on-one meetings if requested by Seller.  From and after the Signing Date, Seller shall provide Buyer with reasonable space at the Biloxi Property on an as-needed basis and at no cost to Buyer in order for Buyer to handle employment and transition related matters.  Buyer in exercising its aforementioned rights shall comply with all Applicable Laws, including Gaming Laws.

(d) In a manner which does not interfere in any material respects with the operation of the Business of the Company, the Company shall make available to Buyer upon reasonable notice and during normal business hours, all personnel and employees at the manager level and above, whether on-site or by travel to Buyer’s Affiliates corporate offices in Houston, Texas, at Buyer’s sole expense.

(e) For a period of seven (7) years after Closing, upon reasonable written notice, Buyer shall furnish or cause to be furnished to Seller, as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to the Business (including access to books and records and including access to the list of Exclusive Customers for purposes of complying with this Agreement) for the period prior to the Closing.  Seller and Buyer shall cooperate with each other in the conduct of any audit or other similar proceeding involving the business conducted by the Company for the period prior to the Closing.  To the extent permitted by Applicable Law, Buyer shall retain the books and records of the Company for a period of seven (7) years after Closing.  Notwithstanding the generality of this Section 6.2(e), the preservation of and access to books and records relating to Taxes shall be as set forth in Section 10.5.

(f) From the Signing Date until the Closing Date Seller and the Company shall, and Seller shall cause its Subsidiaries to, cooperate in good faith with Buyer with respect to Buyer’s transition planning activities related to the transition of the operation of the Company from Seller to Buyer, including the following types of transition planning activities:  (i) Buyer’s preparation activities related to Buyer’s (x) integration of the Company into Buyer’s systems and internal organization and (y) separation of the Company from Seller’s systems and internal organization at the Closing and (ii) Buyer’s preparation activities in connection with the Closing, including such activities related to Buyer receiving transition services under the Transition Services Agreement after the Closing, and, in each instance, the matters described on Schedule 6.2(f).

(g) Prior to the Closing, Seller shall provide to Buyer correct and complete lists containing, to the extent available, the names and all contact information of all persons and entities who (i) stayed at the Biloxi Property (which list shall be in an electronic format mutually acceptable to Buyer and Seller) or (ii) hosted a catering event at the Biloxi Property, in each case, during the two (2) year period ending on the Closing Date.

(h) Seller and Buyer shall cooperate in good faith to identify those services to be provided under the Transition Services Agreement that Applicable Law or the terms of any Contract may prohibit or restrict Seller and its Affiliates from providing to Buyer or taking after the Closing Date.  Once such prohibitions and/or restrictions have been identified, Seller and Buyer shall jointly be responsible for requesting any third party consents, approvals, orders, authorizations, or registrations necessary for Seller to provide the applicable service under the Transition Services Agreement; provided, however, that Seller’s efforts to acquire, repair, or otherwise modify any property or equipment as necessary to obtain such consents, approvals, orders, authorizations, or registrations shall be at Buyer’s cost and expense (provided that (i)

Seller shall use commercially reasonable efforts to minimize the costs incurred in connection therewith, (ii) any property or equipment acquired in connection therewith shall be transferred to Buyer and (iii) Seller shall obtain Buyer’s prior written consent to such acquisition, repair or other modification and the incurrence of the costs associated therewith, which consent will not be unreasonably withheld or delayed).

(i) Prior to the Closing Date, Seller may in good faith implement any changes to its systems or services used by Seller to provide services to the Business prior to the Closing Date in order to limit or prevent access by Buyer or the Company after the Closing Date, including placing information used in the operation or support of the Business in separate data files from data files containing other information.

6.3  Confidentiality.

Buyer acknowledges that the information previously provided and being provided to it in connection with the Transactions, including all information provided in accordance with Section 6.2, is being provided pursuant to the terms of a letter agreement dated as of August 10, 2011 among Landry’s, Inc., a Delaware corporation and Affiliate of Buyer, and Seller (the “Confidentiality Agreement”).  Buyer acknowledges that it is and shall remain subject to the terms of the Confidentiality Agreement, which terms are incorporated herein by reference.

6.4  Efforts to Consummate Generally.

(a) Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to cause the Closing to occur as soon as possible after the Signing Date, including satisfying the conditions precedent set forth in Article VII within the control of such party, defending against any Proceedings, judicial or administrative, challenging this Agreement or the consummation of the Transactions, and seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Entity that is not yet final and nonappealable, vacated or reversed.

(b) Without limiting the generality of Section 6.4(a), Buyer shall use its commercially reasonable efforts to cooperate with and assist the Company in obtaining the consents, orders, authorizations and approvals set forth on Schedule 3.7(a)(viii) and Schedule 7.3(e), including participating with Seller in discussions and meetings with any Governmental Entity or any other third party from which the foregoing consents, orders, authorizations and approvals are required and providing the Company and/or any third party with any information or documentation that such Person may request in connection with obtaining the foregoing consents, orders, authorizations and approvals; provided, however, that neither Buyer nor any Affiliate thereof shall be required to (i) provide any credit support or financial or other guaranty greater than that currently provided by the Company and Seller in writing or (ii) pay any consideration to any third party in connection therewith.

6.5  Regulatory Matters and Cooperation.

(a) Each of Buyer, Seller and the Company will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents and approvals of any Governmental Entities which are necessary to consummate the Transactions.  Buyer, Seller and the Company shall use all commercially reasonable efforts to comply as promptly as practicable with any requests made for any additional information in connection with such filings or actions.

(b) Subject to compliance with Applicable Law (including antitrust and Gaming Laws), from the Signing Date until the earlier of the termination of this Agreement or the Closing, Seller and Buyer shall confer on a regular and frequent basis with one or more Representatives of the other party to report on the general status of ongoing operations of the Company and the Biloxi Property.  Seller, Buyer and their respective Affiliates shall promptly notify each other in writing of, and will use commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of Seller or of Buyer under this Agreement to be breached in any material respect or that renders or will render untrue in any material respect any representation or warranty of Seller or of Buyer contained in this Agreement.  Nothing contained in Section 6.1 hereof shall prevent Seller from giving such notice, using such efforts or taking any action to cure or curing any such event, transaction or circumstance. No notice given pursuant to this Section 6.5 shall have any effect on the representations or warranties, or the covenants or agreements contained in this Agreement other than this Section 6.5 for purposes of determining satisfaction of any condition contained herein.

6.6  No Solicitation.

(a) No Solicitation of Acquisition Proposals.  Subject to obligations imposed by Applicable Law, prior to the earlier of the Closing and the termination of this Agreement in accordance with Section 8.1, Seller and the Company shall not, and shall cause their Affiliates not to, directly or indirectly, through any of their Representatives (i) provide to any Person any confidential information concerning the Company, the Business or the Biloxi Property in furtherance of an Acquisition Proposal, (ii) solicit or initiate or facilitate any Acquisition Proposal, (iii) enter into any Contract with respect to an Acquisition Proposal or (iv) engage in negotiations with any Person (or group of Persons) other than Buyer or its respective Affiliates in furtherance of an Acquisition Proposal.

(b) No Solicitation of Certain Customers.  On or prior to the Closing Date, Seller shall deliver to Buyer a list of the Exclusive Customers as of the Closing Date.  Seller shall cause the Exclusive Customers to be removed from the Customer Database within ten (10) days following the Closing.  From and after the Signing Date until the Closing Date, neither Seller, nor any of its Affiliates, shall engage in any direct or targeted solicitation of any customers listed on the Biloxi Database in a manner different from, or offering a discount, promotion or offer different from, the manner or discount, promotion or offer that is made to all customers or potential customers of Seller or its Affiliates, taking into account the theoretical value of the customer to the Company.  From and after the Signing Date, neither Seller nor any of its Affiliates (other than the Company) shall engage in any direct or targeted solicitation of any of the Exclusive Customers; provided, however, that the foregoing shall not prohibit Seller or its Affiliates from engaging in any general, indirect advertising not intended to circumvent the following or from soliciting an Exclusive Customer after such customer visits another Seller location without direct solicitation to do so.

6.7  Expenses; Transfer Taxes.

(a) Except as otherwise specifically set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the Related Documents and the Transactions shall be paid by the party incurring such expense.

(b) Seller and Buyer shall each bear fifty percent (50%) of all transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes, real property transfer gains Taxes and any filing and recording fees) and related amounts (including any penalties, interest and additions to Tax) incurred in connection with this Agreement, the Related Documents and the Transactions (“Transfer Taxes”).  Each party shall use commercially reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.  Seller and Buyer shall cooperate in filing all necessary Returns under Applicable Laws with respect to Transfer Taxes.

6.8  Publicity.

Seller and Buyer shall agree on the form and content of any press release regarding the Transactions and thereafter until the Closing Date shall consult with each other before issuing, provide each other the opportunity to review and comment upon and use commercially reasonable efforts to agree upon, any press release or other public statement with respect to any of the Transactions.  From the Signing Date until the Closing Date, Seller, Buyer and their respective Affiliates shall not issue any such press release or make any such public statement prior to such consultation and prior to considering in good faith any such comments, except as may be required by Applicable Law (including the Securities Act, the Exchange Act and any Gaming Laws) or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.  Notwithstanding anything to the contrary herein, from the Signing Date until the Closing Date, Buyer and Seller or their respective Affiliates may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Buyer and Seller and do not reveal non-public information relating to the other party.  Further, during the period between the Signing Date and the Closing Date, Seller shall, on up to four (4) occasions designated by Buyer in writing (which shall be at least six (6) weeks apart), and at Buyer’s sole cost and expense, cause to be mailed to each Person listed in the Biloxi Database a mailer containing substantially the same or similar substance as the information set forth on Exhibit C, which mailers will be produced by Buyer and delivered to Seller at least five (5) Business Days prior to each applicable date of mailing as provided in this Section 6.8.

6.9  Disclosure Schedules.

(a) Each disclosure schedule delivered pursuant to this Agreement (each a “Schedule,” and collectively, the “Schedules”) shall be in writing and shall qualify this

Agreement.  Descriptions of terms or documents summarized in the Schedules shall be qualified in their entirety by the documents themselves.

(b) Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation through the Closing Date to supplement or amend promptly the Schedules delivered by it with respect to any matter hereafter arising or discovered which, if existing or known at the Signing Date, would have been required to be set forth or described in the Schedules delivered by it; provided, however, that (i) Buyer’s receipt of information pursuant to this Section 6.9(b) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement and shall not be deemed to amend or supplement the Schedules delivered by Seller and (ii) Seller’s receipt of information pursuant to this Section 6.9(b) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Buyer in this Agreement and shall not be deemed to amend or supplement the Schedules delivered by Buyer.

6.10 Employee Matters.

(a) As of the Closing Date, and subject to Section 6.10(h), Buyer and its Affiliates (including the Company) shall employ all of those individuals who are immediately prior to the Closing Date employed by the Company (such individuals, the “Continuing Employees”) with compensation and benefits that are substantially similar to those in effect with respect to those of similarly situated employees of Buyer and its Affiliates as of the Closing Date.

(b) Seller agrees that in connection with the Closing, Buyer may make offers of employment to those employees of Seller or its Affiliates who are not employees of the Company and who are listed in Schedule 6.10(b) (the “Offered Employees”), which offers of employment shall comply with the terms and conditions of Section 6.10(a) as if the Offered Employees were Continuing Employees.  Any Offered Employee who accepts Buyer’s offer of employment on or prior to the Closing Date shall become a Continuing Employee as of the Closing Date.  Buyer shall reimburse Seller for the actual severance costs and expenses incurred by Seller under any written employment agreement, severance plan or other arrangement providing for termination benefits with respect to any Offered Employee who accepts Buyer’s offer of employment prior to the Closing Date; provided, that such agreement, plan or other arrangement is set forth on Schedule 6.10(b) hereto; provided, further, that such reimbursement shall not be greater than the scheduled amount.  For a period of twelve (12) months following the Closing Date, neither Buyer nor any of its Affiliates shall, directly or indirectly, employ or solicit for employment (or other provision of services), either as an employee, consultant agent or representative, any Offered Employee who does not accept an offer of employment from Buyer prior to the Closing Date (irrespective of whether Buyer makes an offer of employment to such Offered Employee).

(c) Effective as of the Closing, all Continuing Employees shall cease to participate in all Company Benefit Plans.

(d) To the extent applicable with respect to employee benefit plans, programs and arrangements that are established or maintained by Buyer for the benefit of Continuing

Employees, Continuing Employees (and their eligible dependents) shall be given credit for their service with the Company and its Affiliates (including Seller) (i) for purposes of eligibility to participate, vesting and, for purposes of vacation and severance (but no other purpose), benefit accrual to the extent such service was taken into account under a corresponding Company Benefit Plan, and (ii) for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations; provided, however, that such service need not be credited in accordance with this Section 6.10(d) to the extent it would result in a duplication of benefits or to the extent that an applicable Buyer’s plan is insured and the applicable insurer does not consent to the foregoing provisions (provided that Buyer shall use reasonable efforts to obtain such consent).

(e) Without limiting the generality of any other provision of this Section 6.10 and for the avoidance of doubt:

(i) Buyer shall cause the Company to assume liability for, and to pay to each Continuing Employee as and when due, the annual bonus to which the Continuing Employee is entitled under Seller’s annual performance bonus plan (the “Annual Bonus Arrangement”) for the fiscal year ended immediately preceding the Closing Date (to the extent not paid as of the Closing Date); provided, that an accrued liability in respect of such amounts is included on the Final Closing Statement.

(ii) Buyer shall cause the Company to provide severance payments and benefits to any Continuing Employee whose employment is terminated within sixty (60) days following the Closing Date which are no less favorable than the severance benefits that would have been paid to such Continuing Employee under Seller’s written severance plan as in effect on the Closing Date for a termination under comparable circumstances, a copy of which plan is set forth on Schedule 6.10(e)(ii).

(f) Buyer agrees to indemnify, defend and hold harmless Seller from and against any loss, damage, liability, claim, cost or expense (including reasonable attorneys’ fees) that may be incurred by, or asserted against, Seller arising out of or relating to Buyer’s failure, if any, to comply with the Worker Adjustment Retraining and Notification Act with respect to the Continuing Employees, unless any liability with regard thereto is caused by the actions of the Company prior to the Closing.

(g) Subject to the provisions of the Transition Services Agreement relating to employees, and except for those Continuing Employees and Offered Employees which are employed by Buyer pursuant to this Section 6.10, Buyer and Buyer Parent agree that for a period commencing on the Signing Date and ending on the date which is eighteen (18) months after the Signing Date, they shall not (and shall cause their Affiliates not to), directly or indirectly, solicit or hire for employment or in any other capacity any individual who is currently, or at any time becomes, employed by Seller or any of its Affiliates (other than the Company subsequent to Closing), until such individual has been separated from such employment for at least forty-five (45) days, unless Seller provides Buyer specific prior written consent; provided, however, that the foregoing shall not prohibit Buyer from employing any such person who contacts Buyer on his or her own initiative without any direct or indirect solicitation or encouragement from Buyer or any general solicitation of employees that is not targeted at such individuals.  For the avoidance of doubt, this Section 6.10(g) shall survive the termination of this Agreement.

(h) Seller agrees that for a period commencing on the Signing Date and ending on the date which is eighteen (18) months after the Signing Date, it shall not (and shall cause its Affiliates, other than the Company prior to Closing, not to), directly or indirectly, solicit or hire for employment or in any other capacity any individual who is currently, or at any time becomes, employed by the Company, Buyer Parent or any of their respective Affiliates, until such individual has been separated from such employment for at least forty-five (45) days, unless Buyer provides Seller specific prior written consent; provided, however, that the foregoing shall not prohibit Seller from employing any such person who contacts Seller on his or her own initiative without any direct or indirect solicitation or encouragement from Seller or any general solicitation of employees that is not targeted at such individuals.  For the avoidance of doubt, this Section 6.10(h) shall survive the termination of this Agreement.

(i) Nothing in this Section 6.10, whether express or implied, shall confer upon any Person who is not a party to this Agreement, including any Continuing Employee, any right to employment or recall, any right to continued employment, any right to compensation or benefits, or any other right of any kind or nature whatsoever and nothing contained herein shall be treated as an amendment of any Company Benefit Plan.

6.11 Termination of Affiliate Contracts.  Seller shall, and shall cause its Affiliates (other than the Company), on the one hand, and the Company and its Affiliates, on the other hand, to terminate the Affiliate Contracts effective as of the Effective Time (the “Termination of Affiliate Contracts”).  The Termination of Affiliate Contracts shall be without Liability or loss to the Company, including as to Liabilities or Losses remaining under any Affiliate Contracts.  Seller and its Affiliates shall provide a full written release and exculpation to, and for the benefit of, Buyer and the Company, from any Liability, Damages, restriction or performance in connection with, arising out of, or relating to, the Termination of Affiliate Contracts.  Notwithstanding the foregoing, the Termination of the Affiliate Contracts shall not affect the performance of the parties to the Transition Services Agreement.

6.12 Isle of Capri and Biloxi Name.  At the Closing, Seller and Buyer shall enter into the license agreement substantially in the form attached hereto as Exhibit D (the “License Agreement”).  During the three hundred sixty-five (365) day period immediately following the Closing Date, Seller and its Affiliates shall not (i) use any trademark, service mark, trade name, brand name, design or logo containing the phrase “Isle of Capri,” whether alone or in connection with other words or phrases, in any casino, hotel, restaurant, marina, resort or other property venture located within a seventy-five (75) mile radius from Biloxi, Mississippi; provided, however, that the restriction contained in this clause (i) shall not prohibit Seller and its Affiliates from advertising or promoting Seller’s properties located in Mississippi consistent with past practice (other than on any billboard located within a seventy-five (75) mile radius from Biloxi, Mississippi) or (ii) use any website or domain name containing the phrase “Isle Biloxi” (other than, in the case of www.theislebiloxi.com, for the purpose of directing internet traffic from such website to the website designated by Buyer) and Seller shall not redirect internet traffic from the website www.theislebiloxi.com to any other website for the benefit of Seller or Affiliates of Seller.

6.13 Reservations; Chips; Front Money.

(a) Reservations. Buyer will honor the terms and rates of all reservations (in accordance with their terms) made prior to the Closing at the Biloxi Property by guests or customers, including advance reservation Cash deposits, for rooms or services confirmed by Seller for dates on or after the Closing Date in the ordinary course of business of the Business located at the Biloxi Property. Buyer recognizes that such reservations may include discounts or other benefits, including benefits extended under the IsleOne Players Club Card or any other frequent player or casino awards programs, group discounts, other discounts or requirements that food, beverage or other benefits be delivered by Buyer to the guest(s) holding such reservations; provided, that all such discounts or other benefits shall be provided in the ordinary course of business of operating and supporting the Business located at the Biloxi Property and shall be set forth on the face of the Latest Balance Sheet.  Buyer will honor all room allocation agreements and banquet facility and service agreements which have been granted to groups, persons or other customers that (i) have been entered into as of the Signing Date, or (ii) are entered into in the ordinary course of business of operating and supporting the Business located at the Biloxi Property, at the rates and terms provided in such agreements.

(b) Redemption and Destruction of Chips and Tokens.  Pursuant to applicable Gaming Laws, the Company shall, at least thirty (30) days prior to the Closing, submit to the Executive Director of the Mississippi Gaming Commission a plan for the redemption and destruction of all gaming chips and tokens used by the Company. After such plan is approved by the Mississippi Gaming Commission, Buyer shall redeem for Cash all of the Company’s gaming chips, tokens and tickets issued prior to the Closing at the Property for a period of not less than one hundred twenty (120) days.  Following the Closing, except in connection with the redemption and destruction of the Company’s gaming chips, tokens and tickets described in such plan, Buyer shall cease to issue or use (and Buyer shall not reissue or reuse) any of the Company’s gaming chips, tokens or tickets.  After the Closing, Buyer shall be solely responsible and liable for compliance with applicable Gaming Laws and regulations of Gaming Authorities with respect to operation and support of the Business located at the Biloxi Property subsequent to Closing, including any obligation to destroy such gaming chips, tokens and tickets.

(c) Front Money. Effective as of the Effective Time, Representatives of each of Buyer and Seller shall take inventory of all Front Money and identify what Persons are entitled to what portions of such Front Money.  All such Front Money shall be retained in the Biloxi Property cage and listed in an inventory prepared and signed jointly by Representatives of Buyer and Seller no later than the Effective Time and included in the calculation of Working Capital.  From and after the Effective Time, Buyer shall distribute Front Money only to the Persons and only in the amounts as determined pursuant to this Section 6.13(c). Pursuant to Article IX hereof, Seller shall be responsible for and indemnify Buyer against claims of alleged missing Front Money not contained on the inventory, and Buyer shall be responsible for and indemnify Seller against claims of alleged missing Front Money listed on the inventory.

6.14 Buyer’s Right to Make Certain Improvements.  From and after the Signing Date and until the Closing, Buyer shall, at its sole cost and expense, have the right to make improvements on the Biloxi Property, so long as (i) Buyer obtains Seller’s consent to make such improvements (provided that Seller shall consider in good faith any such reasonable requests),

(ii) Buyer submits complete plans for such improvements to Seller, including providing evidence of insurance with respect to such improvements, and Seller approves such plans and insurance, such approval not to be unreasonably withheld or delayed, (iii) all work in connection with such improvements (A) is performed on dates and at times as reasonably directed by Seller in its sole discretion and (B) does not materially interfere with the Business, (iv) once commenced, all work to be performed by Buyer at the Biloxi Property as set forth in such plans is completed (regardless of whether this Agreement is terminated) in a timely manner at Buyer’s sole cost and expense and in substantial compliance with the plans approved by Seller and otherwise in a good and workmanlike manner and in accordance with Applicable Laws, and the Company’s applicable insurance policies, and (v) regardless of whether this Agreement is terminated, Buyer pays all costs incurred by Buyer in connection with the design and construction of such improvements so that no Liens are filed at any time against the Biloxi Property or the Company.  In the event this Agreement is terminated prior to the Closing for any reason other than Buyer’s termination pursuant to Section 8.1(d) as a result of Seller’s breach of this Agreement, Seller shall have the right to require Buyer to remove any such improvements made by Buyer after the Signing Date and return the Biloxi Property to the condition of such property as it existed immediately prior to the making of such improvement.  Buyer hereby agrees to indemnify and hold Seller and its Affiliates, agents, successors and assigns harmless from and against any and all Damages and consequential damages incurred in connection with, arising out of or resulting from Buyer’s failure to comply with the terms of this Section 6.14, which Section shall survive termination of this Agreement.

6.15 Website Links.  For a period of twelve (12) months following the Closing Date, Seller shall maintain on the www.isleofcapricasinos.com website a “Biloxi” link to the website for the Company that will be maintained by Buyer, for the purpose of redirecting website traffic from such “Biloxi” link to Buyer’s website for the Company.  In addition, from and after the Signing Date until the earlier to occur of the Closing or the termination of this Agreement, the Company’s website shall include a link to a website of Buyer, with the language and design of such link and such website of Buyer to be reasonably acceptable to Seller.

6.16 Transfer of Additional Real Property.  On or prior to Closing, Seller shall or shall cause its Affiliates to transfer to the Company marketable fee simple title to the Additional Real Property, free and clear of all Liens other than the Permitted Liens, and the Company shall assume all Liabilities associated therewith relating to periods from or after such transfer.

6.17 Risk of Loss Relating to Real Property.  If there shall occur any damage or destruction of any part of the Real Property, Seller shall immediately notify Buyer thereof and of the scope and estimated amount of such damage or destruction.

(a) Minor Loss. Buyer shall be bound to consummate the Transactions as required by the terms hereof, without regard to the occurrence or effect of any damage or destruction of any of the Real Property; provided, that:  (i) the cost to repair any such damage or destruction to the Real Property is less than $5,000,000 in the estimate of an architect or contractor mutually selected by Buyer and Seller; and (ii) Buyer shall have the option to (A) delay the Closing until such time as Seller has repaired the damage to the Real Property to the condition that existed immediately prior to such damage or destruction, or (B) to close the transaction notwithstanding the complete repair of the Real Property, whereupon Seller shall pay Buyer at Closing, from any insurance proceeds or otherwise should adequate insurance proceeds not then be available, the cost to repair the damage to the condition that existed immediately prior to such damage or destruction.

(b) Major Loss.  If the cost to repair the damage or destruction to the Real Property exceeds $5,000,000 in the estimate of an architect or contractor mutually selected by Buyer and Seller, then Buyer or Seller may elect to terminate this Agreement, such election to be effective only if exercised by Buyer within thirty (30) days of receipt of any Seller’s notice of the occurrence of such damage or destruction or by Seller within thirty (30) days of the occurrence of such damage or destruction.  If either Buyer or Seller elects to terminate this Agreement by delivering written notice thereof as provided in this Section 6.17(b), then this Agreement shall terminate, the Deposit shall be immediately returned to Buyer, and the parties shall not have any further rights or obligations hereunder, except as provided in Section 8.2.  If neither party gives notice of its intent to terminate this Agreement within the time period required herein, then this Agreement shall not terminate, and Seller shall promptly commence the repair of the damage to the Real Property to the condition that existed immediately prior to such damage or destruction, and at the Closing, if Seller shall not have returned the Real Property to the condition that existed immediately prior to such damage or destruction, there shall be a credit against the Initial Payment Calculation Amount hereunder equal to the amount of any insurance proceeds collected by Seller as a result of any such damage or destruction, plus the amount of any insurance deductible, self insured retention or similar amount with respect to any damaged or destroyed Real Property, less any sums expended by Seller toward the restoration or repair of such Real Property (the nature, scope and quality of which restoration or repairs, but not the right of Seller to effect such restoration or repairs, shall be subject to the prior written approval of Buyer, which approval shall not be unreasonably withheld).  If the proceeds have not been collected as of the Closing Date and the Real Property has not been returned to the condition that existed immediately prior to such damage or destruction, then there shall be a credit against the Initial Payment Calculation Amount due hereunder equal to the amount of the insurance deductible, self insured retention or similar amount with respect to such damaged or destroyed Real Property, and such proceeds shall be assigned to Buyer (and Seller shall reasonably cooperate with Buyer after the Closing to collect such proceeds), except to the extent needed to reimburse Seller for sums expended to repair or restore the damaged or destroyed Real Property which have been approved by Buyer as set forth above, and Seller shall retain the rights to such proceeds to such extent.

(c) Condemnation.  In the event all or any material portion of the Real Property is taken by eminent domain or becomes subject to a taking by eminent domain or a deed in lieu of condemnation prior to the Closing Date, Seller shall immediately notify Buyer in writing of the same (the “Eminent Domain Notice”), and Buyer, at its option to be exercised within ten (10) days of receipt of the Eminent Domain Notice, may either terminate this Agreement or proceed with the Closing as set forth herein and accept title to all of the Real Property subject to such taking or proceeding, together with an assignment of all of Seller’s rights and interest in and to any proceeds or compensation in connection with such taking or proceeding and a credit against the Initial Payment Calculation Amount for any amounts previously paid to Seller as condemnation proceeds or compensation in connection therewith.  If Buyer elects to terminate this Agreement by delivering written notice thereof to Seller, or fails to give Seller written notice within such 10-day period that Buyer will proceed with the purchase in accordance with the foregoing, then this Agreement shall terminate, the Deposit shall be returned to Buyer, and the parties shall not have any further rights or obligations hereunder, except as provided in Section 8.2.

6.18 Assumed Indebtedness; Release of Guarantees.

(a) Buyer shall have the option, in its sole discretion, to assume the Assumed Indebtedness.  Buyer may not assume the Assumed Indebtedness unless (i) the Specified Guarantee has been terminated or (ii) Buyer or one of Buyer’s Affiliates has been substituted in all respects for the Released Party under the Specified Guarantee.  If Buyer elects to assume the Assumed Indebtedness, then the Initial Payment Calculation Amount shall be reduced as provided in Section 3.1(b).  If the Assumed Indebtedness shall not be assumed by Buyer, the Initial Payment Calculation Amount shall not be reduced by the amount of such Indebtedness set forth on Schedule 3.1(b).

(b) Prior to the Closing, Seller and Buyer shall cooperate and shall use their respective commercially reasonable efforts to, effective as of the Closing, on terms reasonably acceptable to Buyer and Seller, (i) terminate or cause to be terminated, or cause Buyer or one of its Affiliates to be substituted in all respects for Seller and any of its Affiliates (other than the Company) (each, a “Released Party” and collectively, the “Released Parties”) in respect of all Liabilities of the Released Parties under, each guarantee of or relating to Liabilities (including under any Material Contract, Contract or letter of credit) of the Company listed on Schedule 6.18(b)(i) (“Guarantees”), and (ii) cause Buyer or one of its Affiliates to have surety bonds (and any necessary collateral, indemnity or other agreements associated therewith) issued on behalf of Buyer or one of its Affiliates in replacement of all surety bonds (and all collateral, indemnity and other agreements associated therewith) issued on behalf of the Released Parties for the benefit of the Company listed on Schedule 6.18(b)(ii) (the “Surety Bonds”).  In the case of the failure to do so by the Closing, then, Seller and Buyer shall continue to cooperate and use their respective commercially reasonable efforts as described in the preceding sentence, and Buyer shall (x) indemnify the Released Parties for any and all Liabilities arising from such Guarantees and Surety Bonds and (y) not permit the Company or its Affiliates to (A) renew or extend the term of, (B) amend or waive any provision of, (C) increase its obligations under, or (D) transfer to another third party, any Material Contract, Contract or letter of credit or other Liability for which any Released Party is or would be liable under such Guarantee or Surety Bond.  To the extent that any Released Party has performance obligations under any such Guarantee or Surety Bond, Buyer shall use its commercially reasonable efforts to (I) fully perform or cause to be fully performed such obligations on behalf of such Released Party or (II) otherwise take such action as reasonably requested by Seller so as to place such Released Party in the same position as if Buyer, and not such Released Party, had performed or was performing such obligations.

(c) Prior to the Closing, Seller and Buyer shall cooperate and shall use their respective commercially reasonable efforts to, effective as of the Closing, on terms reasonably acceptable to Seller and Buyer, (i) terminate or cause to be terminated, or cause Seller or one of its Affiliates (other than the Company) to be substituted in all respects for the Company in respect of all Liabilities of the Company under, each guarantee of or relating to Liabilities of Seller or any of its Affiliates (other than the Company) (“Company Guarantees”), and (ii) cause Seller or one of its Affiliates (other than the Company) to have surety bonds (and any necessary collateral, indemnity or other agreements associated therewith) issued on behalf of Seller or one of its Affiliates (other than the Company) in replacement of all surety bonds (and all collateral, indemnity and other agreements associated therewith) issued on behalf of the Company for the benefit of Seller or one of its Affiliates (other than the Company) or otherwise listed on Schedule 6.18(c) (the “Company Surety Bonds”).

6.19 Proceedings.  With respect to any Proceeding that is pending as of the Closing Date and to which the Company is a party or which otherwise relates to the Business, Seller shall be entitled at its own cost, risk and expense and so long as any liability with regard thereto is an Excluded Liability, (a) to control the defense and investigation of any such Proceeding, (b) to employ and engage attorneys of its own choice to handle and defend the same and (c) to compromise or settle such claim.

6.20 Slot Club.  Buyer (a) acknowledges that, prior to the Signing Date, Seller has provided to Buyer all information reasonably requested by Buyer relating to Seller’s accounting methodologies used to determine the Company’s Liability with respect to Seller’s slot club program reflected on the Balance Sheets and the Latest Balance Sheet, (b) agrees that such Liabilities with respect to Seller’s slot club program reflected on the Balance Sheets and the Latest Balance Sheet are calculated in accordance with such methodologies provided by Seller and (c) agrees not to take any position or make any claim after the Signing Date that any such Liability was not properly determined in accordance with such methodologies.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligations.

The respective obligation of each party to this Agreement to effect the Closing is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a) Governmental Approvals.  All applicable waiting periods (and any extensions thereof) under applicable Laws that are described on Schedule 7.1(a) shall have expired or otherwise been terminated and the parties shall have received all other authorizations, consents and approvals of Governmental Entities that are required to be issued prior to or in connection with the consummation of the Transactions and that are described on Schedule 7.1(a).

(b) No Injunctions, Restraints or Proceedings.  There shall not be any judgment, order, decree, stipulation, injunction or charge from any Governmental Entity in effect preventing or prohibiting the consummation of any of the Transactions, and no Proceeding brought by a Governmental Entity shall be pending that would reasonably be expected to (i) prevent or prohibit the consummation of any of the Transactions, (ii) cause any of the Transactions to be rescinded following consummation, or (iii) make it illegal for either party hereto to perform its obligations hereunder.

7.2 Conditions to Obligations of Buyer.

The obligation of Buyer to effect the Closing is subject to the satisfaction (or waiver by Buyer) on or prior to the Closing of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Seller contained herein shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date, except in each case to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(b) Performance of Obligations.  Seller and the Company shall have performed and complied in all material respects with the agreements and obligations required by this Agreement to have been performed or complied with by them prior to or at the Closing.

(c) Closing Gaming Approvals. Buyer shall have obtained the Closing Gaming Approvals, and each of the foregoing Closing Gaming Approvals shall be in full force and effect at and as of the Closing Date.

(d) Closing Deliveries.  Buyer shall have received all of the applicable agreements, documents and items specified in Section 3.7(a).

7.3 Conditions to the Obligations of Seller.

The obligations of Seller to effect the Closing is subject to the satisfaction (or waiver by Seller) on or prior to the Closing of the following conditions:

(a) Payments at Closing.  At Closing, Buyer shall be ready, willing and able to complete the payments set forth in Section 3.3.

(b) Representations and Warranties.  The representations and warranties of Buyer contained herein shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein) on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date, except in each case to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on Buyer’s ability to consummate the Transactions.

(c) Performance of Obligations.  Buyer shall have performed and complied in all material respects with the agreements and obligations required by this Agreement to have been performed or complied with by it prior to or at the Closing.

(d) Seller Gaming Approvals.  Seller shall have obtained the Seller Gaming Approvals, and each of the foregoing Seller Gaming Approvals shall be in full force and effect at and as of the Closing Date.

(e) Seller Closing Consents.  Seller shall have obtained the consents set forth on Schedule 7.3(e) and each such consent shall be in full force and effect at and as of the Closing Date.

(f) Closing Deliveries.  Seller shall have received all of the applicable agreements, documents and items specified in Section 3.7(b).

7.4 Frustration of Closing Conditions.

Neither Buyer nor Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s or its Affiliates’ failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur, as required by Sections 6.4 and 6.5.

ARTICLE VIII

TERMINATION

8.1 Termination of Agreement.

This Agreement may be terminated:

(a) at any time prior to the Closing Date by mutual written consent of Buyer and Seller;

(b) by either Buyer or Seller by written notice to the other party, if the Closing has not taken place on or before the date which is nine (9) months from the Signing Date (the “Expiration Date”); provided, however, that if the Closing of the Transactions shall not have been consummated by the Expiration Date solely for the failure to satisfy one or more of the conditions set forth under Sections 7.1(a), 7.2(c), 7.3(d) or 7.3(e) and the satisfaction of such conditions remains reasonably possible, the Expiration Date may be extended by Buyer (in the case of the conditions set forth in Sections 7.1(a) or 7.2(c)) or by Seller (in the case of the conditions set forth in Sections 7.1(a), 7.2(c), 7.3(d) or 7.3(e)), by written notice given to Buyer or Seller, as applicable, for up to an additional ten (10) days; provided, further, that (i) Seller shall not be entitled to terminate this Agreement pursuant to this Section 8.1(b) if Seller or the Company has failed to perform its obligations under this Agreement or otherwise breached this Agreement and such failure or breach has been the primary cause of, or materially contributed to, the failure of the Closing to occur on or before the Expiration Date and (ii) Buyer shall not be entitled to terminate this Agreement pursuant to this Section 8.1(b) if Buyer or its Affiliates has failed to perform its obligations under this Agreement or otherwise breached this Agreement and such failure or breach has been the primary cause of, or materially contributed to, the failure of the Closing to occur on or before the Expiration Date;

(c) by either Buyer or Seller, if any Gaming Authority shall have made a determination that such Gaming Authority will not issue to Buyer (or its Affiliates) the Closing Gaming Approvals; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure (or whose Affiliate’s failure) to fulfill any obligation under this Agreement has been the primary cause of, or materially contributed to, such Gaming Authority making such determination not to issue to Buyer the Closing Gaming Approvals;

(d) by either Buyer or Seller, by written notice to the other, if the non-terminating party shall have breached any representation, warranty, covenant or agreement set forth in this Agreement, which breach would result in a failure of a condition set forth in Section 7.2(a) or (b) (if a breach by Seller) or Section 7.3(b) or (c) (if a breach by Buyer), and such breach, if of a type that can be cured, shall not have been cured by the non-terminating party or waived by the terminating party within twenty (20) days of notice thereof from the terminating party or, if earlier, by the date immediately preceding the Expiration Date; provided, however, that if such breach cannot reasonably be cured within such twenty (20) day period but can be reasonably cured prior to the Expiration Date, and the non-terminating party is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 8.1(d); provided, further, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the terminating party if the terminating party shall have materially breached any representation, warranty, covenant or agreement in this Agreement, which material breach caused the breach of the representation, warranty, covenant or agreement on the part of the non-terminating party for which this Agreement may have been terminated under this Section 8.1(d);

(e) by either Buyer or Seller, by written notice to the other, if a court of competent jurisdiction or other Governmental Entity (other than any Gaming Authority) shall have issued a temporary restraining order, preliminary or permanent injunction, cease and desist order or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement and such order, injunction, restraint or prohibition shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose failure (or whose Affiliate’s failure) to fulfill any obligation under this Agreement has been the primary cause of, or materially contributed to, such order, injunction, restraint or prohibition; or

(f) by Buyer or Seller as provided in Section 6.17(b) or by Buyer or as otherwise provided in Section 6.17(c).

8.2 Effect of Termination.

If this Agreement is terminated and the Transactions are abandoned as described in Section 8.1, Section 6.17(b) or Section 6.17(c), all further obligations of the parties under this Agreement will terminate, except that the provisions of Sections 6.3 (Confidentiality), 6.7(a) (Expenses), 6.14 (Buyer’s Right to Make Certain Improvements), this Article VIII (Termination) and Article XII (General Provisions) will survive.  Nothing in this Section 8.2 shall be deemed to release any party from any Liability for any willful breach by such party of the terms and provisions of this Agreement.  For the avoidance of doubt, such phrase “willful breach” shall be interpreted throughout this Agreement to mean that the “willfully breaching” party acted purposely with the conscious object of breaching this Agreement.

8.3 Application of the Deposit.

(a) The Deposit shall be returned to Buyer if this Agreement is terminated pursuant to Section 8.1(a), Section 8.1(d) (but only if, as to Section 8.1(d), Buyer is the terminating party) or Section 8.1(f).

(b) If (i) this Agreement is terminated pursuant to any provision of Section 8.1 and (ii) the Deposit is not required to be returned to Buyer pursuant to the express provisions set forth in Section 8.3(a), then in each such case, Seller shall be entitled to retain the Deposit; provided, however, that if this Agreement is terminated by Buyer (1) pursuant to Section 8.1(b) and, at the time of such termination, Seller shall not be entitled to terminate this Agreement pursuant to Section 8.1(b) because Seller, Seller’s Subsidiaries, the Company or any of their respective Affiliates shall have failed to perform its obligations under this Agreement (including the delivery of the Closing documents set forth in Section 3.7(a) in the event Seller is obligated to effect the Closing pursuant to the terms hereof) or otherwise breached this Agreement and such failure or breach shall have been a material cause of, or materially contributed to, the failure of the Closing to occur on or before the Expiration Date, (2) pursuant to Section 8.1(c) and, at the time of such termination, the right to terminate this Agreement under Section 8.1(c) shall not be available to Seller because its failure (or its Affiliate’s failure) to fulfill any obligation under this Agreement shall have been a material cause of, or materially contributed to, the applicable Gaming Authority making the applicable determination not to issue to Buyer the Closing Gaming Approvals or (3) pursuant to Section 8.1(e) and, at the time of such termination, the right to terminate this Agreement under Section 8.1(e) shall not be available to Seller because its failure (or its Affiliate’s failure) to fulfill any obligation under this Agreement shall have been a material cause of, or materially contributed to, the applicable order, injunction, restraint or prohibition, then in the case of each of clauses (1), (2) and (3) of this Section 8.3(b), the Deposit shall be promptly returned to Buyer, free and clear of any adverse right or claim; provided further that if this Agreement is terminated pursuant to Section 8.1(b) and, at the time of such termination, all of the conditions set forth in Article VII shall have been satisfied or waived (other than those conditions that by their terms are intended to be satisfied at the Closing) except that the condition set forth in Section 7.3(e) shall not have been satisfied or waived by Seller, then (x) an amount equal to one-half (1/2) of the Deposit shall be paid by Seller to Buyer promptly following such termination and (y) Seller shall be entitled to retain an amount equal to one-half (1/2) of the Deposit.

(c) Prior to the Closing, (i) entitlement to the Deposit pursuant to Section 8.3(b) shall in no way limit, diminish or waive any right of Seller to recover additional damages or exercise any other remedies at law or in equity with respect to fraud or any intentional breach of this Agreement by Buyer or any of its Affiliates, and (ii) nothing in this Section 8.3 or any other provision of this Agreement shall in any way limit, diminish or waive the right of Seller to seek and obtain specific enforcement remedies.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

9.1 Survival of Representations, Warranties, Covenants and Agreements and Excluded Liability Obligations.  The representations and warranties made by Seller and Buyer in this Agreement shall survive the Closing until (and claims based upon or arising out of such representations and warranties may be asserted at any time before) the eighteen (18) month anniversary of the Closing Date, except for representations and warranties contained in (i) Section 4.1 (Organization, Good Standing, Qualification and Power), Section 4.2 (Authority; Execution and Delivery; Enforceability), Section 4.4 (Capitalization; Subsidiaries), Section 4.6 (Personal Property), Section 4.22 (Brokers), Section 5.1 (Organization, Good Standing, Qualification and Power), Section 5.2 (Authority; Execution and Delivery; Enforceability) and Section 5.5 (Brokers), each of which shall survive indefinitely, (ii) Section 4.18 (Environmental Matters), which shall survive for a period of four (4) years following the Closing Date, (iii) Section 4.12 (Taxes) or Sections 4.14(a) and (b) (Benefit Plans), which shall survive until ninety (90) days following the expiration of the applicable statute of limitations.  Any obligation of Seller arising from those Excluded Liabilities for which the Company had Knowledge prior to the Closing shall survive Closing indefinitely, and the obligation of Seller for any other Excluded Liabilities shall survive Closing for a period of eighteen (18) months following the Closing Date.  The covenants and agreements of the parties hereto in this Agreement shall survive the Closing without any contractual limitation on the period of survival (except to the extent, if any, that a specific survival period is otherwise expressly set forth herein in connection with the applicable covenant or agreement).  The period of time a representation or warranty or covenant or agreement or obligation arising from an Excluded Liability survives the Closing pursuant to this Section 9.1 shall be the applicable “Survival Period” with respect to such representation or warranty or covenant or agreement or obligation arising from an Excluded Liability.  The parties agree that no claim may be brought based upon, directly or indirectly, any of the representations and warranties or a covenant or agreement or obligation arising from an Excluded Liability contained in this Agreement after the applicable Survival Period with respect to such representation or warranty or covenant or agreement or obligation arising from an Excluded Liability.  The termination of the representations and warranties or a covenant and agreement or obligation arising from an Excluded Liability provided herein shall not affect a party in respect of any claim made by such party in reasonable detail in a writing received by the indemnifying party prior to the expiration of the applicable Survival Period provided herein.

9.2 Indemnification.

(a) From and after the Closing, Seller shall indemnify and hold harmless Buyer, its Affiliates and their respective Representatives (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against any and all costs, Liabilities, demands and expenses (whether or not arising out of Third-Party Claims), including interest, penalties, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Damages”), incurred by any Buyer Indemnified Party to the extent resulting from:

(i) any breach of any representation or warranty made by Seller in this Agreement when made, and it being understood that such representations and warranties shall be interpreted for all purposes of this Section 9.2(a)(i), without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or Material Adverse Effect set forth therein, other than any such references in (x) Section 4.5 and Section 4.16(a) and (y) any representation or warranty made by Seller contained in Article IV to the effect that it contains a list of specified items or that a corresponding section of the Schedules sets forth a list of specified items;

(ii) any Excluded Liabilities;

(iii) any breach of any covenant or agreement (other than the covenants set forth in Section 6.9(b)) made, or to be performed, by Seller on or after Closing or, by the Company prior to or at the Closing, in this Agreement (including pursuant to Section 6.7(b));

(iv) any obligation of Seller arising from missing Front Money pursuant to Section 6.13(c); or

(v) any Liability described on Schedule 9.2(a)(v).

(b) From and after the Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates and their respective Representatives (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against any and all Damages incurred by any Seller Indemnified Party to the extent resulting from:

(i) any breach of any representation or warranty made by Buyer in this Agreement when made, and it being understood that such representations and warranties shall be interpreted for all purposes of this Section 9.2(b)(i), without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) set forth therein;

(ii) the ownership, use, operation or maintenance of the Company or the Biloxi Property, including the operation and support of the business located at the Biloxi Property (including the Business), for matters occurring from and after the Closing to the extent such are not Excluded Liabilities;

(iii) any breach of any covenant or agreement made (other than the covenants set forth in Section 6.9(b)), or to be performed, by Buyer or its Subsidiaries (including the Company after the Closing) in this Agreement (including pursuant to Section 6.7(b)); or

(iv) any obligation of Buyer arising from missing Front Money pursuant to Section 6.13(c).

9.3 Interpretation.

(a) Notwithstanding anything in this Agreement to the contrary, as used in this Article IX, the term Damages shall not include any consequential, incidental, indirect, punitive or special damages, claims for lost profits or lost business opportunities, or any similar damages, except to the extent of any such damages that are awarded to an unaffiliated third Person by a court of competent jurisdiction.

(b) Notwithstanding anything in this Agreement to the contrary, no Buyer Indemnified Party shall be entitled to indemnification pursuant to this Article IX for any Damages (i) to the extent arising as a result of any action taken or omitted to be taken by Buyer or any of its Affiliates, (ii) to the extent arising from a change in Applicable Law that becomes effective after the Signing Date, (iii) to the extent arising from or relating to any matter disclosed on the Schedules (other than the Excluded Liabilities), (iv) to the extent taken into account in calculating the Initial Payment Calculation Amount pursuant to Section 3.1(b), or (v) if such Damage is accrued, provided or reserved for in, or otherwise taken into account in connection with, the Working Capital adjustment pursuant to Article III.

9.4 Procedure for Claims between Parties.  If a claim for Damages is to be made by a Buyer Indemnified Party or Seller Indemnified Party (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) entitled to indemnification hereunder, such party shall give written notice briefly describing the claim and the total monetary Damages sought (each, a “Notice”) to the indemnifying party hereunder (the “Indemnifying Party” and collectively, the “Indemnifying Parties”) as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Article IX.  Any failure to submit any such notice of claim to the Indemnifying Party shall not relieve any Indemnifying Party of any Liability hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.

9.5 Defense of Third-Party Claims.  If any lawsuit or enforcement action is filed against an Indemnified Party by any third Person (each, a “Third-Party Claim”) for which indemnification under this Article IX may be sought, Notice thereof shall be given to the Indemnifying Party as promptly as practicable.  The failure of any Indemnified Party to give timely Notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure. The Indemnifying Party shall be entitled (if it so elects) at its own cost, risk and expense, (a) to take control of the defense and investigation of such Third-Party Claim, (b) to employ and engage attorneys of its own choice (provided that such attorneys are reasonably acceptable to the Indemnified Party) to handle and defend the same, unless the named parties to such Proceeding include both one or more Indemnifying Parties and an Indemnified Party, and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to an applicable Indemnifying Party such that a conflict of interest exists that would make separate representation appropriate under applicable principles and canons of legal representation, in which event such Indemnified Party shall be entitled, at the Indemnifying Party’s reasonable cost, risk and expense, to separate counsel (provided that such counsel is reasonably acceptable to the Indemnifying Party), and (c) to compromise or settle such claim, which compromise or settlement shall be made only (i) with the written consent of the Indemnified Party (such consent not to be unreasonably withheld or delayed) or (ii) if such compromise or settlement contains an unconditional release of the Indemnified Party in respect of such claim. If the Indemnifying Party elects to assume the defense of a Third-Party Claim, the Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Third-Party Claim and any appeal arising therefrom and shall provide the Indemnifying Party all reasonably requested documents, including a power of attorney; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.  The parties shall cooperate with each other in any notifications to insurers.  If the Indemnifying Party fails to assume the defense of such claim within fifteen (15) days after receipt of the Notice, the Indemnified Party against which such claim has been asserted will have the right to undertake, at the Indemnifying Party’s reasonable cost, risk and expense, the defense, compromise or settlement of such Third-Party Claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, that such claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.  If the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.

9.6 Limitations on Indemnity.

(a) No Buyer Indemnified Party or Seller Indemnified Party shall seek, or be entitled to, indemnification under Sections 9.2(a)(i)-(ii) or 9.2(b)(i) (i) unless the aggregate amount of Damages of the Buyer Indemnified Parties or Seller Indemnified Parties with respect to any individual claim (or aggregated claims arising out of the same facts, events or circumstances) exceeds $5,000 (the “Minimum Amount”), and (ii) to the extent the aggregate of the individual claims (or aggregated claims arising out of the same facts, events or circumstances) for Damages of the Buyer Indemnified Parties or Seller Indemnified Parties (each of which is greater than the Minimum Amount) for which indemnification is sought (x) is less than $225,000 (the “Threshold”) or (y) exceeds an amount equal to $12,500,000 (the “Cap”); provided, however, that if the aggregate of all individual claims (or aggregated claims arising out of the same facts, events or circumstances) for Damages (each of which is greater than the Minimum Amount) for which indemnification is sought pursuant to Section 9.2(a)(i)-(ii) or 9.2(b)(i) equals or exceeds the Threshold, then Buyer and Seller, subject to the limitations in this Article IX, shall be entitled to recover any such Damages in excess of the Threshold without respect to the Minimum Amount of any additional claims once the Threshold has been met, but in any event not to exceed the Cap (it being agreed that except as provided below, in no event shall the aggregate indemnification to be paid under Sections 9.2(a)(i)-(ii) or 9.2(b)(i) exceed an amount equal to the Cap). Notwithstanding the immediately preceding sentence, Seller’s or Buyer’s indemnification obligations under Section 9.2(a)(ii) with respect to any Excluded Liabilities for which the Company had Knowledge of such Excluded Liability prior to the Closing, or under Section 9.2(a)(i) for breaches of Section 4.12 (Taxes), or Section 4.22 (Brokers) or under Section 9.2(b)(i) for breaches of Section 5.5 (Brokers) or indemnification of a party pursuant to Sections 9.2(a)(iii)-(v) or 9.2(b)(ii)-(iv), shall not be subject to the limits set forth in this Section 9.6(a), and shall not be included in the calculation of any amounts for purposes of the Threshold or the Cap.

(b) In calculating the amount of any Damages payable to a Buyer Indemnified Party or a Seller Indemnified Party pursuant to this Article IX, the amount of the Damages (i) shall not be duplicative of any other Damage for which an indemnification claim has been made and (ii) shall be computed net of any amounts actually recovered by such Indemnified Party under any insurance policy or otherwise with respect to such Damages (net of any costs and expenses incurred in obtaining such recovery).  If an Indemnifying Party pays an Indemnified Party for a claim and subsequently insurance proceeds in respect of such claim are collected by the Indemnified Party, then the Indemnified Party promptly shall remit the insurance proceeds (net of any costs and expenses incurred in obtaining such insurance proceeds) to Indemnifying Party. The Indemnified Parties shall use commercially reasonable efforts to obtain from any applicable insurance company any insurance proceeds in respect of any claim for which the Indemnified Parties seek indemnification under this Article IX.

(c) To the extent that an Indemnifying Party pays on an indemnification pursuant to Section 9.2, and the Indemnified Party has a claim against a third party (other than the Indemnifying Party), then the Indemnifying Party shall be subrogated to the claim of the Indemnified Party to the extent of the amount of indemnification paid by the Indemnifying Party and to the extent such payments are duplicative of amounts due to the Indemnified Party.

(d) In no event shall a Buyer Indemnified Party or a Seller Indemnified Party be entitled to recover twice for the same Damages.

9.7 Payment of Damages.  An Indemnified Party shall be paid in Cash by an Indemnifying Party the amount to which such Indemnified Party may become entitled by reason of the provisions of this Article IX, within fifteen (15) days after such amount is determined either by mutual agreement of the parties or on the date on which both such amount and an Indemnified Party’s obligation to pay such amount have been determined by a final judgment of a court or administrative body having jurisdiction over such Proceeding.

9.8 Treatment of Indemnification Payments.  All indemnification payments made pursuant to this Article IX and all payments made pursuant to Section 3.6 shall be treated by the parties for income Tax purposes as adjustments to the Final Purchase Price, unless otherwise required by Applicable Law.

9.9 Exclusive Remedy.  Except to the extent of claims alleging fraud and except pursuant to the terms of Section 3.5, after the Closing, the indemnities provided in this Article IX or Article VI shall constitute the sole and exclusive remedy of any Indemnified Party for Damages arising out of, resulting from or incurred in connection with any claims regarding matters arising under or otherwise relating to this Agreement; provided, however, that this exclusive remedy for Damages does not preclude a party from bringing an action after the Closing for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement or any of the other agreements contemplated hereby to be entered into by the parties.  Without limiting the foregoing, Buyer and Seller each hereby waive (and, by their acceptance of the benefits under this Agreement, each Buyer Indemnified Party and Seller Indemnified Party hereby waives), from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud and claims arising under Section 3.5 hereof) such party may have against the other party arising under or based upon this Agreement or any schedule, exhibit, Schedule, document or certificate delivered in connection herewith, and no legal action under any Applicable Laws, including Environmental Laws or otherwise, sounding in tort, statute or strict liability may be maintained by any party (other than a legal action brought solely to enforce the provisions of this Article IX, Article VI, Section 3.5 or the provisions of any other agreement executed pursuant to this Agreement) and, following the consummation of the Transactions, in no event shall any party be entitled to any remedy of rescission of the Transactions.

ARTICLE X

TAX MATTERS

10.1 Tax Returns.

(a) The parties hereto acknowledge that the taxable year of the Company shall end as of the end of the Closing Date for federal income Tax purposes (and, to the extent applicable, for state Tax purposes).  Seller will include the income of the Company on Seller’s consolidated federal income Returns (and, to the extent applicable, state Tax returns) for all periods through the Closing Date and pay any federal income Taxes attributable to such income.

(b) Seller shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company for any Pre-Closing Tax Periods, which Returns, except to the extent described in Section 10.1(a), shall be subject to Buyer’s review and written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Except for Returns covered by Section 10.1(a), subject to Seller’s review and written consent, which consent shall not be unreasonably withheld, conditioned or delayed, Buyer shall file or cause to be filed when due all Returns that are required to be filed by or with respect to the Company for any taxable year or period beginning before and ending after the Closing Date (“Straddle Period”) and shall remit or cause to be remitted any Taxes due in respect of such Returns.  Seller shall pay to Buyer, within fifteen (15) days before the date on which Taxes are to be paid with respect to a Straddle Period, an amount equal to the portion of such Taxes which relates to the portion of such Straddle Period ending at the end of the Closing Date, but, with respect to real and personal property Taxes and similar ad valorem obligations, only to the extent that the aggregate amount of such Straddle Period Taxes exceed the Seller Ad Valorem Tax Amount.  Except for Returns covered by Section 10.1(a), the preceding provisions of this Section 10.1(b) and Returns with respect to Transfer Taxes covered by the provisions of Section 6.7, Buyer shall file or cause to be filed when due all other Returns that are required to be filed by or with respect to the Company after the Closing Date and shall remit or cause to be remitted any Taxes due in respect of such Returns.

(c) Neither Buyer nor any of its Affiliates shall (or after the Closing, shall cause or permit the Company to) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Return relating in whole or in part to the Company with respect to any Pre-Closing Tax Period or Straddle Period without the prior written consent of Seller, which consent shall not be unreasonably withheld.

(d) For purposes of Section 10.1, in the case of any Straddle Period, Taxes (other than real and personal property Taxes and similar ad valorem Taxes which shall be pro-rated as provided in Section 3.4(b)) of the Company allocable to the portion of such Straddle Period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts (including sales and use taxes), or employment or payroll Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income, gains or receipts (including sales and use taxes), or employment or payroll Taxes, be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date.  Any exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with reasonable prior practice of the Company.

10.2 Tax Indemnification Procedures; Contest Provisions.

(a) Each party shall promptly notify the other party in writing upon receipt by such party or any of their respective Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations, claims or assessments (a “Tax Claim”) for which such party is entitled to seek, or is seeking or intends to seek, indemnification pursuant to Article IX.  The failure of Buyer to give reasonably prompt notice of any Tax Claim shall not release, waive or otherwise affect Seller’s obligations with respect thereto, unless Seller is adversely prejudiced as a consequence of such failure.

(b) Notwithstanding Sections 9.4 and 9.5, Seller shall have the sole right, in good faith, to control and to represent the interests of the Company in and with respect to any Tax Claim or administrative or court proceeding relating to Taxes for a Pre-Closing Tax Period and to employ counsel of its own choice for such purpose.  Seller shall have the sole right to settle, either administratively or after the commencement of litigation, any proceeding relating to Taxes of the Company for any Pre-Closing Tax Period except that the prior consent of Buyer (which shall not be unreasonably withheld) is required of a settlement that negatively affects Buyer with respect to a tax period ending after the Closing Date.  In the case of any Straddle Period, Seller shall be entitled to participate at its expense in or with respect to any Tax Claim or administrative or court proceeding relating (in whole or in part) to Taxes attributable to the portion of such Straddle Period ending after the Closing Date and, with Buyer’s consent and at Seller’s sole expense, may assume the entire control of such audit or proceeding.  From and after the Closing, none of Buyer, the Company or any of their respective Affiliates shall settle or compromise, or agree to settle or compromise, any Tax Claim related to any Pre-Closing Tax Period or Straddle Period without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

10.3 Tax Refunds.

(a) Any Tax refund or credit that is received by Buyer or the Company, and any amount credited against Tax to which Buyer or the Company become entitled, that relate to any Pre-Closing Tax Period or the portion of the Straddle Period ending at the end of the Closing Date shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto.

(b) Any amount of Taxes that was reflected on the Final Closing Statement or was included in the Seller Ad Valorem Tax Amount that was not in fact paid over to the appropriate taxing authority shall be for the account of Seller, and Buyer shall pay over to Seller any such amount within fifteen (15) days after the final determination of Taxes to which such amount relates.

10.4 Section 338(h)(10) Election.

(a) Seller and Buyer (and its Affiliates) shall (i) join in making an election under Section 338(h)(10) of the Code (and any election corresponding to Section 338(h)(10) of the Code under foreign, state, or Applicable Laws) with respect to the purchase of all of the outstanding stock of the Company (the “Section 338(h)(10) Election”), (ii) provide to the other party the necessary information to permit the Section 338(h)(10) Election to be made; and (iii) take all actions necessary and appropriate (including filing any necessary forms, returns, elections, schedules and other documents) as may be required to effect and preserve timely the Section 338(h)(10) Election in accordance with the provisions of Treasury Regulations Section 1.338(h)(10)-1 (or any provisions comparable to Section 338(h)(10) of state or local Tax Applicable Law).

(b) The “aggregate deemed sales price” (as defined in Treasury Regulations Section 1.338-4) (the “ADSP”) and the “adjusted gross-up basis” (as defined in Treasury Regulations Section 1.338-5) shall be allocated among the assets of the Company in accordance with Treasury Regulations Section 1.338-7.  Buyer shall determine the ADSP and deliver to Seller an allocation of the ADSP among the assets of the Company within ninety (90) days after the Signing Date (the “ADSP Allocation Schedule”).  If within thirty (30) days of receipt of the ADSP Allocation Schedule, Seller notifies Buyer in writing that Seller objects to one or more items reflected on the ADSP Allocation Schedule, Seller and Buyer shall use commercially reasonable efforts to resolve such dispute within ten (10) days.  If Seller and Buyer are unable to resolve such dispute within such ten-day period, the resolution of such dispute shall be determined by the Accounting Firm whose cost shall be borne equally by Buyer and Seller.  The parties shall instruct the Accounting Firm to resolve such dispute within ten (10) days after submission of such disputed item to the Accounting Firm for its consideration.  The Accounting Firm’s resolution of the dispute shall be final and binding on both parties and shall be deemed to amend the ADSP Allocation Schedule.  Buyer shall prepare and Seller and Buyer shall file IRS Forms 8023 and IRS Forms 8883 and any other state, local and foreign forms required for the Section 338(h)(10) Election in accordance with the ADSP Allocation Schedule.  The parties agree not to take any position inconsistent with the ADSP Allocation Schedule for Tax reporting purposes; provided, however, that (i) Buyer’s cost for the assets that it is deemed to acquire may differ from the total amount allocated hereunder to reflect the inclusion in the total cost of items (for example, capitalized acquisition costs) not included in the amount so allocated and (ii) the amount realized by Seller may differ from the total amount allocated hereunder to reflect transaction costs that reduce the amount realized for federal income tax purposes.

(c) Neither Seller nor Buyer shall take, or cause to be taken, any action or inaction, or do, or cause to be done, any things that would prevent the transactions contemplated by this Agreement from qualifying for a Section 338(h)(10) Election.

10.5 Tax Records.

For a period of seven (7) years after Closing, upon reasonable written notice, Buyer shall furnish or cause to be furnished to Seller, as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to the business of the Company and the Conveyed Assets (including access to books and records) for any Pre-Closing Tax Periods or Straddle Periods as is reasonably requested for the filing of all Returns, and making of an election related to Taxes, the preparation for any audit by any Governmental Entity, and the prosecution or defense of any claim, suit or proceeding related to any Return.  Seller and Buyer shall cooperate with each other in the conduct of any audit or other similar proceeding relating to Taxes involving the business conducted by the Company for any Pre-Closing Tax Periods or Straddle Periods.  Buyer shall retain the books and records of the Company delivered to Buyer in accordance with this provision for a period of seven (7) years after Closing.

10.6 Tax Benefits.

Seller shall be entitled to any Tax Benefit arising from the payment of any Transaction Expense and Buyer agrees that neither Buyer, the Company, nor any of its Affiliates shall claim any such Tax Benefit on any Return for a Post-Closing Tax Period or Straddle Period.

ARTICLE XI

PROPERTY

11.1 As Is, Where Is.  Buyer or its Representatives to the extent it so desires shall have examined and inspected the Biloxi Property prior to the execution of this Agreement, and subject to the provisions of this Article XI and otherwise in this Agreement, Buyer agrees to accept the Biloxi Property in an “AS IS, WHERE IS” condition as of the Closing.  Buyer agrees that, except as provided in Article IV, Buyer is not relying upon any representations, statements, or warranties (oral or written, implied or express) of any officer, employee, agent or Representative of Seller, or any salesperson or broker (if any) involved in this transaction as to the Biloxi Property, including:  (a) any representation, statements or warranties as to the physical condition of the Biloxi Property; (b) the fitness and/or suitability of the Biloxi Property for use as a resort, hotel, casino and/or any other use or purpose; (c) the financial performance of the Company or its casino; (d) the compliance of the Biloxi Property with applicable building, zoning, subdivision, environmental, land use laws, codes, ordinances, rules or regulations or any other Applicable Laws; (e) the state of repair or condition of the Biloxi Property; (f) the value of the Biloxi Property; (g) the manner or quality of construction of the Biloxi Property; (h) the income derived or to be derived from the Company or its casino; or (i) the fact that the Company’s casino may now be located in hurricane zones, on earthquake faults or in seismic hazardous zones.  Seller makes no representations or warranties as to merchantability or fitness for any particular purpose and no implied representations or warranties and disclaims all such representations and warranties.  Without limiting the foregoing, and except as expressly set forth in Article IV, Seller disclaims any warranty of title or noninfringement and any warranty arising by industry custom or course of dealing.  Without limiting the generality of the foregoing, Buyer acknowledges that neither Seller nor any of its Affiliates or their respective Representatives has made any representation or warranty with respect to any projections, forecasts or forward-

looking statements made by or made available to Buyer or any of its Affiliates or their respective Representatives.  Buyer and its Affiliates acknowledge that, in entering into this Agreement, they have relied solely on their own investigation of the Biloxi Property and the Company and on the representations and warranties expressly set forth in Article IV, subject to the limitations and restrictions specified herein.  Subject to the second sentence of this Section 11.1 and compliance by Seller and the Company with their respective representations, warranties, covenants and agreements set forth herein prior to the Closing, Buyer, for itself and its successors and assigns, waives any right to assert any claim against Seller or its Affiliates at law or in equity, relating to any matter described in clauses (a) through (i) (other than clause (d)) of this Section 11.1, or otherwise disclaimed in this Section 11.1, whether latent or patent, disclosed or undisclosed, known or unknown, in contract or tort, now existing or hereafter arising.

ARTICLE XII

GENERAL PROVISIONS

12.1 Assignment.

This Agreement and all the rights and powers granted hereby shall bind and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.  This Agreement and the rights, interests and obligations hereunder may not be assigned or otherwise transferred (including by transfer by operation of law other than the laws of inheritance) by any party hereto, without the prior written consent of both (a) Buyer and (b) Seller; provided, however, that Buyer shall have the right to assign its rights and obligations under this agreement to any Affiliate; provided, further, that no such assignment or transfer shall relieve the assigning party of its obligations or agreements hereunder or require the other parties hereunder to resort to any such assignee or transferee prior to seeking any remedies against the assigning or transferring party permitted under or pursuant to this Agreement.  Any attempted assignment or transfer in violation of this Section 12.1 shall be null and void.

12.2 No Third-Party Beneficiaries.

This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

12.3 Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by nationally recognized overnight courier service and shall be deemed given when so delivered by hand or facsimile or one (1) Business Day after dispatch in the case of overnight courier service).  All such notices or other communications shall be addressed as follows:

(i) if to Buyer or Buyer Parent or to the Company after the Closing to:

Landry’s, Inc.

1510 West Loop South

Houston, Texas 77027

Attn: Steven L. Scheinthal,

Executive Vice President and General Counsel

with a copy (which shall not constitute notice) sent contemporaneously to:

Andrews Kurth LLP

600 Travis St.

Suite 4200

Houston, Texas 77002

Attn: Mark Arnold and J. Wesley Dorman, Jr.

(ii)  if to Seller or to the Company prior to or at the Closing to:

Isle of Capri Casinos, Inc.

600 Emerson Road

St. Louis, Missouri 63141

Attn: Eric L. Hausler, Chief Strategic Officer

Attn: Edmund L. Quatmann, Jr.,

Chief Legal Officer and Secretary

with a copy (which shall not constitute notice) sent contemporaneously to:

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Attn: Paul Theiss and Andrew Noreuil

12.4 Headings.

The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.5 Counterparts.

This Agreement may be executed in one or more counterparts (including by means of facsimile or electronic means including .pdf form), each of which when executed shall be deemed to be an original but all of which taken together shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

12.6 Entire Agreement.

This Agreement and the Related Documents (and all exhibits and schedules to this Agreement and the Related Documents) constitute the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, relating to such subject matter.  Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Related Documents.

12.7 Amendments; Extensions and Waivers.

This Agreement may not be amended except by a writing signed by Buyer, the Company and Seller.  Each of the parties hereto may, to the extent legally allowed (a) extend the time for or waive the performance of any of the obligations or other acts of any other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, but only if such party shall have delivered to the other parties hereto a writing to such effect signed by such party.

12.8 Severability.

It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Applicable Laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

12.9 Governing Law.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

12.10 Consent to Jurisdiction.

EACH OF THE PARTIES HERETO (a) CONSENTS TO SUBMIT ITSELF TO THE EXCLUSIVE PERSONAL JURISDICTION OF (i) ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE AND (ii) ANY DELAWARE STATE COURT IN CONNECTION WITH ANY DISPUTE THAT ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS, (b) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (c) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY RELATED DOCUMENT OR ANY OF THE TRANSACTIONS IN ANY COURT OTHER THAN A FEDERAL COURT SITTING IN THE STATE OF DELAWARE OR A DELAWARE STATE COURT UNLESS VENUE WOULD NOT BE PROPER UNDER RULES APPLICABLE IN SUCH COURTS.

12.11 Waiver of Jury Trial.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (c) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.11.

12.12 Mutual Drafting.

The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement of document.

12.13 Other Properties.

Buyer agrees and acknowledges that in addition to owning and operating the Biloxi Property, Seller and/or Affiliates of Seller operate certain other hotel and casino properties and own certain other assets that are not located at, and not used exclusively for the operation of the business located at, the Biloxi Property.  Except as otherwise set forth in this Agreement, the parties agree that: (i) Seller is not making any representations or warranties with respect to any such properties or assets; (ii) Seller is not assigning or transferring to Buyer any right, title or interest in, to or under any such assets or properties; and (iii) none of such assets or properties shall be subject to any restrictions by virtue of this Agreement.

12.14 Time of Essence.

Time is of the essence with respect to this Agreement and all terms, provisions, covenants and conditions herein.

12.15 Specific Performance.

The parties hereby acknowledge and agree that the failure of Buyer or Seller to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the transactions contemplated hereby, will cause irreparable injury to Seller or Buyer, respectively, for which damages, even if available, will not be an adequate remedy.  Accordingly, each party hereby consents to the issuance of injunctive relief (without requirement to post any bond or other security) by any court of competent jurisdiction to compel performance of each party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder and the terms hereof.  For the avoidance of doubt, the parties agree that Buyer or Seller may seek to compel specific performance by Seller or Buyer, respectively, for the consummation of the transactions contemplated hereunder.  Notwithstanding anything to the contrary in this Agreement, if all of the conditions under Section 7.1 and Section 7.2 (other than those conditions that may only be satisfied on the Closing Date, provided that such conditions are capable of being satisfied) have been satisfied on or prior to the Expiration Date, or have been waived in whole or in part by Buyer prior to the Expiration Date, and Buyer fails to effect the Closing in breach of its obligations hereunder, then (a) Seller shall have been caused irreparable harm, (b) money damages will be inadequate to remedy such harm, and (c) Seller shall be entitled, without the requirement of posting a bond or other security, to obtain equitable relief, including obtaining an order requiring specific performance by Buyer of the terms of this Agreement.

12.16 Attorneys’ Fees.

In the event of litigation relating to the subject matter of this Agreement, the non-prevailing party shall reimburse the prevailing party for all reasonable attorneys’ fees and costs of such party resulting therefrom.

ARTICLE XIII

GUARANTY

13.1 Buyer Parent Guaranty.  Buyer Parent hereby absolutely and unconditionally guarantees (except for any conditions contained in this Section 13.1) the payment and performance when due of all obligations, liabilities and indebtedness of any kind, nature and description of Buyer and Buyer’s successors and assigns under this Agreement to Seller.  Buyer Parent hereby expressly waives any requirement that Seller exhaust any right or take any action against Buyer.  In determining when payment, performance or discharge of obligation by Buyer Parent is due, and the amount thereof, there shall be taken into account any defenses or limitations to such payment, performance or discharge, and any rights, remedies, counterclaims, reductions and set-offs Buyer Parent or Buyer may have under this Agreement.  This is a guaranty of payment and performance and not merely of collection.  Buyer Parent’s obligations under this Section 13.1 are irrevocable.  Buyer Parent agrees that Seller may at any time and from time to time, without notice to or further consent of Buyer Parent, extend the time of payment of any of the obligations under this Section 13.1, and may also enter into any agreement with Buyer Parent for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms of this Agreement or of any agreement between Seller and Buyer without in any way impairing or affecting Buyer Parent’s obligations under this Agreement.  Buyer Parent agrees that the obligations of Buyer Parent under this Section 13.1 shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of Seller to assert any claim or demand or to enforce any right or remedy against Buyer or any other Person interested in the transactions contemplated by this Agreement, (b) any change in the time, place or manner of payment of any of the obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement made in accordance with the terms thereof or any other agreement evidencing, securing or otherwise executed in connection with any of the obligations under this Section 13.1, (c) the addition, substitution or release of any entity or other Person interested in the transactions contemplated by this Agreement, (d) any change in the corporate existence, structure or ownership of Buyer Parent or any other Person interested in the transactions contemplated by this Agreement, (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Buyer or any other Person interested in the transactions contemplated by this Agreement, (f) the existence of any claim, set-off or other right which Buyer Parent may have at any time against the Company or Seller, whether in connection with the obligations under this Section 13.1 or otherwise (other than as specifically set forth in this Section 13.1), or (g) the adequacy of any other means Seller may have of obtaining repayment of any of the obligations under this Section 13.1.  To the fullest extent permitted by Applicable Law, Buyer Parent hereby expressly waives any and all rights or defenses arising by reason of any Applicable Law which would otherwise require any election of remedies by Seller.  Buyer Parent waives promptness, diligence, notice of the acceptance of this Section 13.1 and of the obligations under this Section 13.1, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any obligations under this Section 13.1 incurred and all other notices of any kind (except for notices to be provided to Buyer, Buyer Parent and its counsel in accordance with this Agreement or Applicable Law), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Buyer Parent or any other Person interested in the transactions contemplated by this Agreement, and all suretyship defenses generally (other than defenses to the payment of the obligations that are available to Buyer Parent or Buyer under this Agreement).  Buyer Parent acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this Section 13.1 are knowingly made in contemplation of such benefits.  Buyer Parent acknowledges and agrees that the provisions of Articles I and XII shall apply for all purposes of interpreting and enforcing the provisions of this Article XIII.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Signing Date.

BUYER:

GOLDEN NUGGET BILOXI, INC.

By:	/s/ Steven L. Scheinthal.
Name:	Steven L. Scheinthal
Title:	Vice President

BUYER PARENT:

LANDRY’S, INC.

By:	/s/ Steven L. Scheinthal
Name:	Steven L. Scheinthal
Title:	Executive Vice President and General Counsel

SELLER:

ISLE OF CAPRI CASINOS, INC.

By:	/s/ Edmund L. Quatmann, Jr.
Name:	Edmund L. Quatmann, Jr.
Title:	Chief Legal Officer

COMPANY:

RIVERBOAT CORPORATION OF MISSISSIPPI

By:	/s/ Edmund L. Quatmann, Jr.
Name:	Edmund L. Quatmann, Jr.
Title:	Chief Legal Officer

Signature Page to Stock Purchase Agreement